UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )
________________________

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VERACYTE, INC.
(Name of Registrant as Specified in its Charter) _____________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2025
Proxy Statement

and Notice of Annual Meeting of Stockholders

veracyte®

6000 Shoreline Court, Suite 300 South San Francisco, CA 94080 (650) 243-6300

Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Veracyte, Inc. that will be held virtually on Tuesday, June 17, 2025, at 10:00 a.m., Pacific Daylight Time. The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/VCYT2025, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend, and therefore we have chosen this over an in-person meeting. This approach also lowers costs, enables greater participation and is better for the environment.
The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.
After reading the Proxy Statement, please vote promptly to ensure that your shares will be represented. Whether or not you plan to attend the meeting, please vote by telephone or the internet, or sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
We look forward to seeing you at the Annual Meeting.
Sincerely yours,
/s/ Marc Stapley
Marc Stapley
Chief Executive Officer
April 29, 2025

6000 Shoreline Court, Suite 300 South San Francisco, CA 94080

Notice of Annual Meeting of Stockholders
to be held Tuesday, June 17, 2025
To the Stockholders of Veracyte, Inc.:
The Annual Meeting of Stockholders (the "Annual Meeting") of Veracyte, Inc., a Delaware corporation (“Veracyte,” the "company," “we,” “us” or “our”), will be held virtually via the internet at www.virtualshareholder meeting.com/VCYT2025 on Tuesday, June 17, 2025, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1	To elect seven directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;
3	To approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this Proxy Statement;
4	To determine, on a non-binding advisory basis, the frequency of advisory votes on the compensation of our named executive officers;
5	To approve an amendment to our Veracyte, Inc. 2023 Equity Incentive Plan; and
6	To transact such other business as may properly come before the Annual Meeting and any postponement or adjournment of the Annual Meeting.
Only stockholders of record as of the close of business on April 21, 2025 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. Voting now will ensure your representation at the Annual Meeting regardless of whether you attend. You may vote on the internet, by telephone or by mailing the enclosed proxy card or voting instruction form. You may also attend the Annual Meeting and vote and submit questions during the Annual Meeting via the internet at www.virtualshareholdermeeting.com/VCYT2025. Please review the instructions on page 79 of the Proxy Statement and your proxy card or voting instruction form regarding each of these voting options.
By Order of the Board of Directors
/s/ Marc Stapley
Marc Stapley
Chief Executive Officer
South San Francisco, California
April 29, 2025

Date
Tuesday,
June 17, 2025

Time
10:00 a.m. Pacific
Daylight Time

Location
www.virtualshareholdermeeting.com/VCYT2025

Record Date
Close of business on
April 21, 2025

IMPORTANT NOTICE

Regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on June 17, 2025. The Proxy Statement and Annual Report are available at www.proxyvote.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this proxy statement, the words “may,” “will,” “potentially,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “believe,” “continuing,” “ongoing,” “could,” “would,” or the negative of these terms and similar expressions are intended to identify forward-looking statements. These are statements that relate to future events and include but are not limited to, forward-looking statements that involve risks and uncertainties; our ability to execute our short-term and long-term growth strategies; our plans for environmental, corporate governance and social responsibility, and other future events.
These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors, including, but not limited to, the risks and uncertainties listed in our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the U.S. Securities and Exchange Commission on February 28, 2025, and other reports filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update these forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement before voting.
Meeting Details

Date

Tuesday, June 17, 2025

Time

10:00 a.m. Pacific Daylight Time

Location

Online at www.virtual shareholdermeeting.com/VCYT2025

Record Date

Close of business on April 21, 2025
How to Vote

By Phone

Call 1-800-690-6903 by June 16, 2025

By Mail

Sign, date and return your proxy card in the enclosed envelope by June 16, 2025

By Internet

Visit proxyvote.com until June 16, 2025

Virtually

Attend the annual meeting at www.virtualshareholdermeeting. com/VCYT2025

Veracyte 2025 Proxy Statement	1

Proxy Statement Summary
Agenda and Voting Recommendations

PROPOSAL NO. 1	Election of Directors

Our Board of Directors recommends a vote FOR this proposal
We are asking our stockholders to elect seven directors for a one-year term expiring at the 2026 Annual Meeting of Stockholders and until such director or director’s successor is duly elected and qualified. The table below sets forth information with respect to our seven nominees standing for re-election. All of the nominees are currently serving as directors. Additional information about our director nominees and their respective qualifications can be found under the section titled “Proposal No. 1 Election of Directors—Directors and Nominees.”

	Name	Age	Director Since

	Eliav Barr	60	2022
	Muna Bhanji	62	2021
	Karin Eastham	75	2012
	Jens Holstein	61	2020
	Tom Miller	46	2024
	Brent Shafer	67	2024
	Marc Stapley	55	2021
	For more information on Proposal No. 1, please see page 7.

PROPOSAL NO. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board of Directors recommends a vote FOR this proposal

We are asking our stockholders to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025.
Information regarding fees paid to Ernst & Young LLP during 2024 and 2023 can be found under the section titled “Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm.”
For more information on Proposal No. 2, please see page 26.

2	Veracyte 2025 Proxy Statement

Proxy Statement Summary

PROPOSAL NO. 3	Advisory Vote on the Compensation of Our Named Executive Officers

Our Board of Directors recommends a vote FOR this proposal

We are asking our stockholders to approve, on a non-binding advisory basis, the compensation paid to our named executive officers in 2024, commonly referred to as a “say on pay” vote.
Information regarding our executive compensation philosophy and amounts paid to our named executive officers in 2024 can be found under the section titled “Executive Compensation.”
For more information on Proposal No. 3, please see page 28.

PROPOSAL NO. 4	Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers

Our Board of Directors recommends a selection of “ONE YEAR” as the frequency with which we will hold a “say on pay” vote

We are asking our stockholders to approve, on a non-binding advisory basis, the frequency with which we will hold an advisory vote to approve the compensation of our named executive officers, commonly referred to as a “say on pay frequency” vote.
For more information on Proposal No. 4, please see page 29.

PROPOSAL NO. 5	Approval of Amendment to Veracyte, Inc. 2023 Equity Plan

Our Board of Directors recommends a vote FOR this proposal
We are asking our stockholders to approve an amendment to our Veracyte, Inc. 2023 Equity Incentive Plan (the “2023 Plan,” and such amendment the “Plan Amendment”) to increase the aggregate number of shares of common stock authorized for issuance under the 2023 Plan by 2,500,000 shares of common stock as described in more detail in this proxy statement. If the Plan Amendment is approved by our stockholders, the Plan Amendment will become effective on June 17, 2025, the date of our Annual Meeting.
Additional information regarding this proposal can be found under the section titled “Proposal No. 5—Approval of the Veracyte, Inc. 2023 Equity Incentive Plan Amendment.”
For more information on Proposal No. 5, please see page 30.

Veracyte 2025 Proxy Statement	3

Proxy Statement Summary
Director Nominees and Board Summary

				Committee Membership

Name and Primary Position	Age	Director Since	Independent	Audit	Nominating and Corporate Governance	Compensation	Regulatory and Compliance

Marc Stapley Chief Executive Officer, Veracyte	55	2021	N

Eliav Barr, M.D. Head of Global Clinical Development and Chief Medical Officer, Merck Research Laboratories	60	2022	Y				●

Muna Bhanji, R.Ph. Founder and President, TIBA Global Access LLC	62	2021	Y		●		●

Karin Eastham $ Board of Directors member, Personalis, Inc.	75	2012	Y	●		C

Robert S. Epstein, M.D., M.S. « Board of Directors member, Fate Therapeutics, Inc. and Illumina, Inc.	70	2015	Y		C

Jens Holstein $ Chief Financial Officer, BioNTech SE	61	2020	Y	C		●

Evan Jones $ Managing member, jVen Capital, LLC	68	2008	Y	●	●		C

Tom Miller, Ph.D. Co-founder and Chief Executive Officer, Iambic Therapeutics	46	2024	Y				●

Brent Shafer Interim CEO and Chair, Baxter International, Inc. and Board of Directors member, Tactile Systems Technology, Inc.	67	2024	Y			●

● Committee Member	C Committee Chairperson	« Chair of the Board	$ Audit Committee Financial Expert

4	Veracyte 2025 Proxy Statement

Proxy Statement Summary
2024 Financial and Business Highlights and Recent Company Developments

23% Increase in revenue from $361.1M in 2023 to $445.8M in 2024	152,750 Total test volume for 2024, an increase of 20% from the prior year	$75.1M Cash generated from operating activities for the full year 2024	$289.4M Cash and cash equivalents as of end of year 2024

•Through Level I evidence, Decipher secured its position as the only gene expression test included in V1.2025 of the NCCN Clinical Practice Guidelines in Oncology (NCCN Guidelines®) for Prostate Cancer published in December 2024.
•Received approval from Molecular Diagnostic Services Program (MolDx) for the technical assessment submission for Decipher for use in the metastatic population.
•Expanded clinical evidence for Decipher Prostate with 57 publications, posters and presentations, including a presentation at the European Society for Medical Oncology (ESMO) 2024 Congress on new data from the STAMPEDE trial, a multi-center, randomized, phase 3 clinical trial showing that the test was prognostic for clinical outcomes and predicted benefit from docetaxel in patients with metastatic prostate cancer.
•Received Medicare coverage for Afirma testing of patients with thyroid nodules classified as “Bethesda V,” giving more patients access to the test annually.
Governance and Board Highlights
Board Composition
Gender
Age
Tenure
Independence

Veracyte 2025 Proxy Statement	5

Proxy Statement Summary
Governance and Board Practices
We are committed to good corporate governance, which strengthens the accountability of our Board of Directors and promotes the long-term interests of our stockholders. The list below highlights our independent board and leadership and other corporate governance practices, as discussed further in this Proxy Statement.
•Majority of directors are independent (eight out of nine current directors).
•Board leadership structure with an independent Chair of the Board of Directors.
•All committees of our Board of Directors, including our Regulatory and Compliance Committee, are composed only of independent directors.
•Following approval by our stockholders at the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”), we filed a Restated Certificate of Incorporation (the “Restated Certificate”) to implement a declassification of the Board of Directors over a three-year period and provide for the annual election of directors for one-year terms, commencing upon the expiration of the directors’ then-current terms. Beginning with our 2026 Annual Meeting of Stockholders, all director nominees will stand for election for only one-year terms, such terms expiring at the next Annual Meeting of Stockholders.
•Our Nominating and Corporate Governance Committee oversees our programs relating to corporate responsibility and sustainability, including Environmental, Social, and Corporate Governance (“ESG”), in collaboration with our Audit Committee, Compensation Committee, and Regulatory and Compliance Committee on certain ESG matters, as appropriate and as described in each respective committee charter.
•We provide annual reporting on corporate responsibility and sustainability initiatives for those investors who are focused on these topics.
•Our Board of Directors is focused on enhancing the composition of the Board. Currently, two out of our nine members of the Board of Directors are women, and two out of nine members of the Board of Directors are from underrepresented groups.
•We employ comprehensive enterprise risk management practices, including oversight of cybersecurity, data privacy, legal, compliance and regulatory matters, and other critical evolving areas, such as corporate sustainability initiatives.
•Independent directors conduct regular executive sessions without management present.
•Directors maintain open communication and strong working relationships among themselves and have regular and direct access to management.
•Directors conduct a robust annual Board of Directors and committee self-assessment process.
•We have a majority voting standard for uncontested elections of directors.
•We have robust related party transaction standards for any direct or indirect involvement of a director or member of management in the company’s business activities.
•We have robust stock ownership guidelines that require our C-Level executive officers and the non-employee directors on our Board of Directors to hold shares of our common stock, as further discussed herein.
•We have a clawback policy, adopted in accordance with the Nasdaq Stock Market listing standards and compliant with the Securities and Exchange Commission (the “SEC”) rules, that provides for the recoupment of certain executive officer incentive compensation in the event we are required to restate our financial statements.

One-Year Terms For all directors commencing at our 2026 annual meeting

Majority Voting Standard For uncontested elections of directors

Only Independent Directors On all Board of Directors committees

Regular Executive Sessions Conducted by independent directors without management present

6	Veracyte 2025 Proxy Statement

PROPOSAL ONE

Election of Directors
Directors and Nominees
The number of directors is currently set at nine. Following approval by our stockholders at the 2023 Annual Meeting, we filed a Restated Certificate to implement a declassification of the Board of Directors over a three-year period and provide for the annual election of directors for one-year terms, commencing upon the expiration of the directors’ then-current terms. As of the date of the Annual Meeting, five directors are either serving or completing a three-year term, two directors are serving or completing a one-year term and two directors are serving or completing an initial term, as follows:
•Robert S. Epstein, M.D., M.S., and Evan Jones were elected to the Board of Directors at our 2023 Annual Meeting of Stockholders, and their three-year terms will expire at the Annual Meeting of Stockholders to be held in 2026 (the “2026 Annual Meeting”);
•Muna Bhanji and Marc Stapley were elected to the Board of Directors at our 2024 Annual Meeting of Stockholders, and their one-year terms will expire at the Annual Meeting;
•Eliav Barr, Karin Eastham and Jens Holstein were elected to the Board of Directors at our 2022 Annual Meeting of Stockholders, and their three-year terms will expire at the Annual Meeting; and
•Tom Miller and Brent Shafer were appointed to the Board of Directors in September 2024, and their initial terms will expire at the Annual Meeting.

YOUR VOTE IS IMPORTANT

Our Board of Directors recommends a vote FOR this proposal

Dr. Epstein is currently the Chair of the Board of Directors and will continue to serve in such role following the Annual Meeting. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the Board of Directors has designated, Dr. Barr, Ms. Bhanji, Ms. Eastham, Mr. Holstein, Dr. Miller, Mr. Shafer and Mr. Stapley as the nominees for directors at the Annual Meeting to serve until the 2026 Annual Meeting or until their successors are duly elected or qualified.
Director Biographical Information
Names of the director nominees and the other members of the Board of Directors and certain biographical information as of April 21, 2025 are set forth below:

Veracyte 2025 Proxy Statement	7

Proposal One

Marc Stapley has served as our Chief Executive Officer since June 1, 2021 and as a member of our Board of Directors since June 8, 2021. He served as the Chief Executive Officer of Helix, Inc., a genomics company, from 2019 to 2021. Prior to that, Mr. Stapley served in key managerial positions at Illumina, Inc., a genetic sequencing company, including as Chief Financial Officer from 2012 to 2017, as Chief Administrative Officer from 2015 to 2017, and as Executive Vice President from 2017 to 2019. From 2009 to 2012, Mr. Stapley served as Senior Vice President, Finance at Pfizer Inc., a pharmaceutical company. Mr. Stapley has served as a member of the board of directors of Glaukos Corporation, an ophthalmic medical technology company, since 2014, and has served as a member of the board of directors of Helix since 2015. Mr. Stapley holds a B.Sc. (Honors) in Mathematics from The University of Reading (England).
We believe that Mr. Stapley is qualified to serve on our Board of Directors due to his significant leadership experience in the diagnostics and genetic sequencing fields, as well as his experience as our Chief Executive Officer and his service on the boards of directors of other life sciences and healthcare companies.

MARC STAPLEY

Age: 55 Director Since: 2021

Eliav Barr, M.D., has served on our Board of Directors since August 2022. Dr. Barr has served as Head of Global Clinical Development and Chief Medical Officer at Merck Research Laboratories (“MRL”), a division of Merck & Co., Inc. (“Merck”), since April 2022. He is also the Chairperson of the Late Development Review Committee at MRL, the governance committee that oversees the development programs for pipeline and in-line products in the Cardiovascular, Diabetes/Endocrine/ Metabolism, Immunology, Neurology, Oncology, Psychiatry, Respiratory, and Vaccines/Infectious Diseases therapeutic areas. Dr. Barr has held numerous leadership positions within MRL since joining the company in 1995, including serving as Senior Vice President, Global Medical and Scientific Affairs from 2018 to 2022. Prior to joining Merck, Dr. Barr pursued post-doctoral training at the University of Michigan and was on faculty at the University of Chicago. He holds a B.S. from Pennsylvania State University and an M.D. from Jefferson Medical College of Thomas Jefferson University and completed an Internal Medicine residency and Cardiology Fellowship at Johns Hopkins.
We believe that Dr. Barr is qualified to serve on our Board of Directors due to his knowledge of the life sciences industry, his medical experience and his extensive executive and senior management experience in the biopharmaceutical industry.

ELIAV BARR

Age: 60 Director Since: 2022 Committees: Regulatory and Compliance

8	Veracyte 2025 Proxy Statement

Proposal One

Muna Bhanji, R.Ph., has served on our Board of Directors since March 2021. Ms. Bhanji is the Founder and President of TIBA Global Access LLC, an independent senior advisory/consultancy focused on commercialization and market access strategy development, serving the biopharmaceutical industry. Her prior experience includes an over 34-year tenure at Merck, during which she held a number of senior leadership roles within the U.S. and Global commercial organizations, including Senior Vice President, Oncology and Senior Vice President, Hospital & Specialty Franchises. Most recently, through December 2020, she served as the Senior Vice President, Global Market Access & Policy. In addition to serving as a director on a private company board, she currently serves on the board of directors of Intellia Therapeutics, Inc., Cytokinetics, Inc., Ardelyx, Inc. and Corus International, an international NGO. Prior to that, she had served on the boards of Possible Health, a Nepal-based NGO and the Foundation of Managed Care Pharmacy and had also chaired Merck’s Supervisory Board in the Netherlands. Ms. Bhanji earned her Bachelor of Pharmacy degree from Rutgers School of Pharmacy and an M.B.A. from St. Joseph’s University.
We believe that Ms. Bhanji is qualified to serve on our Board of Directors due to her extensive experience in strategic roles in the biopharmaceutical industry.

MUNA BHANJI

Age: 62 Director Since: 2021 Committees: Nominating and Corporate Governance Regulatory and Compliance

Karin Eastham has served on our Board of Directors since December 2012. Ms. Eastham has served on the board of directors of Personalis, Inc., a biotechnology company, since September 2019, and has served as chair of the board of directors of Personalis, Inc. since May 2022. She also has served on the boards of directors of Nektar Therapeutics, a biopharmaceutical company, and Geron Corporation, a biotechnology company. From 2004 to 2008, Ms. Eastham served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a nonprofit corporation engaged in biomedical research. From 1999 to 2004, Ms. Eastham served as Senior Vice President, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. Ms. Eastham previously held similar positions with several life sciences companies. Ms. Eastham also previously served as a member of the board of directors of Illumina, Inc. from 2004 to 2019, MorphoSys AG from 2012 to 2017, Amylin Pharmaceuticals, Inc. from 2005 until its acquisition in 2012, Genoptix, Inc. from 2008 until its acquisition in 2011, Tercica, Inc. from 2003 until its acquisition in 2008, and Trius Therapeutics, Inc. from 2007 until its acquisition in 2013. Ms. Eastham received a B.S. in Accounting and an M.B.A. from Indiana University and is a Certified Public Accountant (inactive).
We believe that Ms. Eastham is qualified to serve on our Board of Directors due to her experience as a director of numerous life sciences companies, as well as her extensive senior management experience in the biopharmaceutical industry.

KARIN EASTHAM

Age: 75 Director Since: 2012 Committees: Compensation (Chair)

Veracyte 2025 Proxy Statement	9

Proposal One

Robert S. Epstein, M.D., M.S., has served on our Board of Directors since January 2015 and is Chair of the Board of Directors. Dr. Epstein has served as a strategic consultant to life sciences companies since 2013. From 2010 to 2012, Dr. Epstein served as President of the Medco-UBC Division and as Chief Research and Development Officer of Medco Health Solutions, Inc., a managed healthcare company. Prior to that, Dr. Epstein served as Medco’s Chief Medical Officer from 1997 to 2010. Dr. Epstein has served as a member of the board of directors of Fate Therapeutics, Inc. since March 2014 and Illumina, Inc. since November 2012. Dr. Epstein previously served as a member of the board of directors of Aveo Pharmaceuticals, Inc. from 2012 to 2014 and was Chairman of the Board of Decipher Biosciences, Inc. from 2019 until 2021. Dr. Epstein is the former president of the International Society of Pharmacoeconomics and Outcomes Research, and served on the board of directors of the Drug Information Association and the International Society of Quality of Life. He has also served on the Centers for Disease Control and Prevention Evaluation of Genomic Applications in Practice & Prevention Stakeholder Committee and the Agency for Healthcare Research and Quality Centers for Education and Research on Therapeutics Committee. Dr. Epstein holds a B.S. in Biomedical Science and an M.D. from the University of Michigan, and an M.S. in Preventive Medicine from the University of Maryland.
We believe that Dr. Epstein is qualified to serve on our Board of Directors due to his extensive experience in strategic roles in healthcare companies, his expertise in reimbursement and FDA regulation, and his experience as a director of publicly traded companies in the life sciences industry.

ROBERT S. EPSTEIN

Age: 70 Director Since: 2015 Committees: Nominating and Corporate Governance (Chair)

Jens Holstein has served on our Board of Directors since August 2020. Mr. Holstein has served as Chief Financial Officer of BioNTech SE, a biotechnology company, since July 2021. Previously, Mr. Holstein served as Chief Financial Officer of MorphoSys AG, a biopharmaceutical company, from 2011 to 2020. From 1995 to 2011, Mr. Holstein held various positions at Fresenius SE & Co. KGaA, a healthcare company, including regional Chief Financial Officer of Fresenius Kabi AG for the EME (Europe/Middle East) region and managing director of Fresenius Kabi Deutschland GmbH. Prior to joining Fresenius, Mr. Holstein spent several years in the consulting industry, with positions in Frankfurt and London. Mr. Holstein served as a director of InflaRx N.V., a biopharmaceutical company, from 2018 to 2020. Mr. Holstein holds a diploma in Business Administration from the University of Münster, Germany.
We believe that Mr. Holstein is qualified to serve on our Board of Directors due to his significant experience as the chief financial officer of a publicly traded biopharmaceutical company, as well as his extensive experience in management positions in life science and healthcare companies.

JENS HOLSTEIN

Age: 61 Director Since: 2020 Committees: Audit (Chair) Compensation

10	Veracyte 2025 Proxy Statement

Proposal One

Evan Jones has served on our Board of Directors since February 2008. Mr. Jones has also served as Managing Member of jVen Capital, LLC, a life sciences investment company, since 2007. He served as Chief Executive Officer of OpGen, Inc., a genetic analysis company, from 2013 to 2020, and also served as a director from 2009 to 2021. He was a co-founder of Digene Corporation, a biotechnology company focused on women’s health and molecular diagnostic testing, serving as chairman of its board of directors from 1995 until its acquisition in 2007 and served as Chief Executive Officer from 1990 to 2006 and as President from 1990 to 1999. Mr. Jones served as a member of the board of directors of Foundation Medicine, Inc. until its merger with Roche Holdings, Inc. in 2018. Mr. Jones served as a director of Fluidigm Corporation from 2011 to 2017. Mr. Jones currently serves on the board of directors of ProtaGene GmbH, a private company, and Brightside Health, Inc., a private company. Mr. Jones received a B.A. in biochemistry from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania.
We believe that Mr. Jones is qualified to serve on our Board of Directors due to his knowledge of the life sciences industry and his experience as a chief executive officer and as a board member of other publicly traded and privately held life sciences companies.

EVAN JONES

Age: 68 Director Since: 2008 Committees: Regulatory and Compliance (Chair) Audit Nominating and Corporate Governance

Tom Miller, Ph.D., has served on our Board of Directors since September 2024. Dr. Miller is a scientist and entrepreneur with a focus on the nexus of AI, chemistry and biology. Since 2020, he has served as Co-founder and Chief Executive Officer of Iambic Therapeutics, a clinical-stage biotechnology company that is disrupting the therapeutics landscape with a unique, AI-driven, drug-discovery platform. Prior to this, he served for over 10 years as a professor at the California Institute of Technology (Caltech), receiving tenure, publishing over 140 peer-reviewed articles and patents, and receiving numerous awards for research and entrepreneurial excellence. Dr. Miller earned a B.S. in Chemistry and Mathematics from Texas A&M University and a Ph.D. in Theoretical Chemistry from the University of Oxford.
We believe that Dr. Miller is qualified to serve on our Board of Directors due to his expertise in AI, emerging technologies and data analytics.

TOM MILLER

Age: 46 Director Since: 2024 Committees: Regulatory and Compliance

Veracyte 2025 Proxy Statement	11

Proposal One

Brent Shafer has served on our Board of Directors since September 2024. Mr. Shafer is a veteran healthcare industry leader with over 40 years of experience in health information technology, medical devices and other related industries. Mr. Shafer has served as the interim Chief Executive Officer and Chair of the board of Baxter International, Inc. since February 2025 and has served as a director since May 2022. From 2018 to 2021, he was Chairman and Chief Executive Officer of Cerner Corporation, which was acquired by Oracle Corporation. Prior to that, Mr. Shafer held key roles at Royal Philips, the health technology company, including as Chief Executive Officer of Philips North America and of the Philips Home Healthcare Solutions business. Before joining Philips, Mr. Shafer was Vice President and General Manager of Hillrom’s Patient Care Environment Division and worked at GE Medical Systems in key sales, marketing and general management positions. Following early roles at Intermountain Healthcare’s Primary Children’s Hospital and Johnson & Johnson, Mr. Shafer held senior roles at Hewlett-Packard’s Medical Products Group. He currently serves on the board of Tactile Systems Technology, Inc. Mr. Shafer holds a B.S. in Communications from the University of Utah.
We believe that Mr. Shafer is qualified to serve on our Board of Directors due to his extensive experience in health information technologies, medical devices and various healthcare solutions and his experience as a chief executive officer and a board member of other publicly traded companies.

BRENT SHAFER

Age: 67 Director Since: 2024 Committees: Compensation
Required Vote
A director nominee shall be elected to the Board if the number of votes cast “FOR” such director nominee’s election exceeds the number of votes cast “AGAINST” such director nominee’s election. Abstentions and broker non-votes with respect to any director nominee will have no effect as they are not considered votes cast for the foregoing purpose. This proposal is considered to be a non-routine proposal on which a broker or other nominee does not have discretionary authority to vote.

The Board of Directors recommends a vote “FOR” the election of each of the seven director nominees: Eliav Barr, Muna Bhanji, Karin Eastham, Jens Holstein, Tom Miller, Brent Shafer and Marc Stapley.

Director Nominations
The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The Nominating and Corporate Governance Committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the Board of Directors for appointment, nomination or election.

12	Veracyte 2025 Proxy Statement

Proposal One
The Nominating and Corporate Governance Committee evaluates and selects candidates for director based on their character, judgment, diversity of experience, business acumen and ability to act on behalf of all stockholders. The Nominating and Corporate Governance Committee believes that nominees for director should have experience, such as experience in management, legal, accounting, finance, or marketing, or industry and technology knowledge, that may be useful to our company and the Board of Directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The Nominating and Corporate Governance Committee also believes that service as a director of other public companies provides experience and perspective that may be useful to our company and the Board of Directors. Although our company has no formal diversity policy for Board of Directors members, the Board of Directors and the Nominating and Corporate Governance Committee consider, amongst many factors, diversity of backgrounds and experiences when selecting nominees.
The Nominating and Corporate Governance Committee believes it appropriate for at least one, and preferably multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (the “SEC”) rules, and that a majority of the members of the Board of Directors meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The Nominating and Corporate Governance Committee believes it appropriate for certain key members of our management — currently, our Chief Executive Officer — to participate as members of the Board of Directors.
Prior to each Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee identifies director nominees by evaluating the current directors whose term will expire at such Annual Meeting of Stockholders and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, or if a vacancy is created on the Board of Directors as a result of a resignation, an increase in the size of the Board of Directors or other event, then the Nominating and Corporate Governance Committee will consider various candidates for Board of Directors membership, including those suggested by the members of the Nominating and Corporate Governance Committee, by other board members, by any search firm engaged by the Nominating and Corporate Governance Committee and by stockholders, as applicable. Each of the nominees presented for election at this Annual Meeting is an incumbent member of the Board of Directors standing for re-election as a director.
In addition, our amended and restated bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at an Annual Meeting of Stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the procedures set forth in our amended and restated bylaws, including with respect to the form and content of such notice.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees at an Annual Meeting of Stockholders must also comply with the additional requirements of Rule 14a-19(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). To be timely for our 2026 Annual Meeting, our amended and restated bylaws provide that we must have received the stockholder’s notice not earlier than 5:00 p.m. Eastern Time on February 17, 2026 and not later than 5:00 p.m. Eastern Time on March 19, 2026.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our amended and restated bylaws and must be addressed to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You may obtain a copy of the full text of this provision of the amended and restated bylaws by writing to our Secretary at the above address.
Director Expertise, Experience and Attributes
The Board of Directors is comprised of a diverse mix of directors with complementary expertise, experience and attributes, as summarized in the table below. This table is not exhaustive and our directors may also have additional skills, experience or attributes in addition to what is set forth below.

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Proposal One

	Eliav Barr	Muna Bhanji	Karin Eastham	Robert Epstein	Jens Holstein	Evan Jones	Tom Miller	Brent Shafer	Marc Stapley

Skills or Experience

Senior Leadership

Diagnostics

Biopharma

U.S. Healthcare Reimbursement

Global Enterprise

Accounting and Auditing (including Sustainability Reporting)

Public Board
			*	*		*		*
Technology, Innovation and AI

Cybersecurity

Regulatory and Risk Oversight

Sales and Marketing

Diversity

Gender	M	F	F	M	M	M	M	M	M
Race/Ethnicity	White	Asian	White	White	White	White	White	White	White
LGBTQ+

*Public Board Chair Experience

Skill or Experience	Description

Senior Leadership	Extensive executive, director or management experience from leadership and governance roles in corporations, government or public organizations.
Diagnostics	Expertise in the medical diagnostics industry, including development.
Biopharma	Significant background working in the biotechnology industry and in management of life sciences companies; experience in product development.
U.S. Healthcare Reimbursement	Expertise in U.S. healthcare reimbursement, including reimbursement pathways, market access and healthcare regulations.
Global Enterprise	Experience in global operations, including market expansion and international regulatory landscapes.
Accounting and Auditing (including Sustainability Reporting)	Leadership or management experience resulting in financial proficiency and expertise.
Public Board	Experience in roles on the board(s) of other public corporations.
Technology and Innovation	Experience in technology, digital transformation, AI and data analytics.
Cybersecurity	Experience in cybersecurity, including risk assessment and security strategies.
Regulatory and Risk Oversight	Experience in risk management and regulatory frameworks.
Sales and Marketing	Background in sales and marketing initiatives, including brand positioning and engagement.

14	Veracyte 2025 Proxy Statement

Proposal One
Director Tenure and Age Distribution
We also believe that our current Board of Directors composition represents an effective balance with respect to director tenure and age. Recent director additions provide the Board of Directors with fresh perspectives and diverse experiences, while directors with longer tenure provide continuity and valuable insight into our business and strategy. The following table provides information regarding the tenure and age distribution of our Board of Directors as of April 21, 2025.

Tenure	Number of Directors	Age	Number of Directors

More than 10 years	2	70+ years	1
6 – 10 years	1	61 – 70 years	5
0 – 5 years	6	45 – 60 years	3
Majority Voting Standard for Director Elections and Director Resignation Policy
Our amended and restated bylaws provide for a majority voting standard for uncontested elections of directors, which provides that, in uncontested director elections, a director nominee will be elected only if the number of votes cast FOR the director nominee exceeds the number of votes cast AGAINST the director nominee. In addition, we have adopted a Director Resignation Policy, which is intended to address a “holdover director” under the Delaware General Corporation Law (the “DGCL”), which is an incumbent director who fails to receive the requisite number of votes for re-election at an Annual Meeting of Stockholders and is required to remain in office until a successor is duly elected and qualified. Our Director Resignation Policy requires each incumbent director nominee at an Annual Meeting of Stockholders to submit an irrevocable contingent resignation letter prior to such Annual Meeting of Stockholders, with such resignation, effective only upon (i) such director nominee’s failure to receive the requisite number of votes for re-election and (ii) our Board of Directors’ acceptance of such resignation. If the director nominee does not receive the requisite number of votes for re-election, our Nominating and Corporate Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.
Director Independence
The Board of Directors has determined that, except for Mr. Stapley, each individual who currently serves as a member of our Board of Directors is, and each individual who served as a member of our Board of Directors in 2024 was, an “independent director” within the meaning of applicable rules of The Nasdaq Stock Market (“Nasdaq”). The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. As a result, Mr. Stapley is not considered independent as he serves as our Chief Executive Officer. In addition, as required by Nasdaq rules, for each of Ms. Bhanji, Ms. Eastham, Dr. Epstein, Dr. Barr, Mr. Holstein, Mr. Jones, Dr. Miller and Mr. Shafer, the Board of Directors considered their relationships and transactions with us and our security holders and has made a subjective determination that no relationships exist, which, in the opinion of our Board of Directors, would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board of Directors reviewed and discussed information provided by the directors with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Veracyte 2025 Proxy Statement	15

Proposal One
Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2024 included John L. Bishop, until his term ended on June 12, 2024, Karin Eastham, Jens Holstein and Brent Shafer. No member of our Compensation Committee in 2024 was at any time during 2024 or at any other time an officer or employee of ours, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2024.
Board Meetings
The Board of Directors held seven meetings and acted by written consent four times during 2024. Each director attended at least 80% of the aggregate number of meetings held by the Board of Directors and of the committees on which such director served. The independent directors meet in executive sessions at regularly scheduled meetings of the Board of Directors without the participation of the Chief Executive Officer or other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting.
Board Committees
Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each director who serves on the Audit, Compensation, Nominating and Corporate Governance, and Regulatory and Compliance Committees is “independent,” as that term is defined for such committee by applicable listing standards of Nasdaq, rules of the SEC, and the applicable written charter for each of these committees. The charters of the Audit, Compensation, Nominating and Corporate Governance, and Regulatory and Compliance Committees are available on the investor section of our website under the corporate governance tab (https://investor.veracyte.com/corporate-governance). Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents and our company’s other corporate governance documents, free of charge, to any stockholder upon written request to Veracyte, Inc., Attention: General Counsel, 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.

AUDIT COMMITTEE AND FINANCIAL EXPERT
The Audit Committee held seven meetings during 2024.
Our Audit Committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in oversight of the integrity of our financial statements, our compliance with certain legal and regulatory requirements, our independent auditor’s qualifications, independence and performance, and our internal accounting and financial controls. Our Audit Committee is responsible for the appointment, compensation, retention and oversight of our independent auditor.
The Board of Directors has determined that each of Mr. Holstein, Ms. Eastham and Mr. Jones are qualified as an “audit committee financial expert” under the definition outlined by the SEC.

Chair: Jens Holstein Members: Karin Eastham Evan Jones

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Proposal One

COMPENSATION COMMITTEE
The Compensation Committee held four meetings and acted by written consent three times during 2024.
Our Compensation Committee oversees our compensation policies, plans and benefits programs and determines and approves or, in the case of our chief executive officer, makes recommendations to our Board of Directors regarding the compensation of our executive officers. In addition, our Compensation Committee reviews and approves or makes recommendations to our Board of Directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee also reviews and recommends non-employee directors’ compensation to the full Board of Directors. The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties.

Chair: Karin Eastham Members: Jens Holstein Brent Shafer

NOMINATING AND CORPORATE GOVERNANCE
The Nominating and Corporate Governance Committee held five meetings and acted by written consent one time during 2024.
Our Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors and its committees. In addition, our Nominating and Corporate Governance Committee is responsible for reviewing and making recommendations to our Board of Directors on matters concerning corporate governance and conflicts of interest, as well as recommendations and monitoring related to the company’s Environmental, Social and Corporate Governance ("ESG") efforts.

Chair: Robert S. Epstein Members: Muna Bhanji Evan Jones

REGULATORY AND COMPLIANCE
The Regulatory and Compliance Committee held four meetings during 2024.
Our Regulatory and Compliance Committee assists our Board of Directors in meeting its responsibilities with regard to oversight of our compliance with healthcare legal and regulatory requirements applicable to our business.

Chair: Evan Jones Members: Muna Bhanji Eliav Barr Tom Miller

Veracyte 2025 Proxy Statement	17

Corporate Governance
Structure of the Board of Directors
Our Board of Directors was previously divided into three classes, with each class serving staggered three-year terms. As part of our regular engagement with our stockholders and our commitment to ESG, including our regular review of our corporate governance structure and evaluation of recent trends in corporate governance, following approval by our stockholders at the 2023 Annual Meeting, we filed a Restated Certificate to implement a declassification of the Board of Directors over a three-year period, and provide for the annual election of directors for one-year terms, commencing upon the expiration of the directors’ then-current terms. The declassification of our Board of Directors began with the directors nominated for election at the 2024 Annual Meeting, and beginning with our 2026 Annual Meeting, all directors will stand for election for one-year terms.
Board Leadership Structure and Role in Risk Oversight
Our Nominating and Corporate Governance Committee periodically considers the leadership structure of our Board of Directors and makes such recommendations to our Board of Directors as our Nominating and Corporate Governance Committee deems appropriate. Our Board of Directors believes it is important to have flexibility in selecting the Chair of the Board of Directors and our Board of Directors leadership structure. The Board of Directors believes that is currently in the best interests of Veracyte and its stockholders for Dr. Epstein, an independent director, to serve as our Chair. Dr. Epstein has served on our Board of Directors since January 2015 and has deep familiarity with our business and our industry, including in-depth knowledge of the issues, opportunities and challenges facing our company and its business and make him well qualified to serve as our Chair. The Board of Directors believes that this leadership structure provides our Board of Directors with significant strengths and an independent leadership perspective. In his capacity as Chair, Dr. Epstein also serves ex officio on all committees of the Board of Directors and chairs executive sessions of the independent directors. The Board of Directors retains the authority to modify this structure as it deems appropriate. In making Board of Directors leadership structure determinations, the Board of Directors considers many factors, including the specific needs of the business and what is in the best interests of our stockholders. Any changes to the leadership structure of our Board of Directors, if made, will be disclosed on the Investor Relations portion of our website, and in our proxy materials for the next Annual Meeting of Stockholders. Our Board of Directors, in its sole discretion, may seek input from our stockholders on the leadership structure of the Board of Directors.
Our Board of Directors is responsible for overseeing the overall risk management process at Veracyte. The responsibility for managing risk rests with executive management, while the committees of the Board of Directors and the Board of Directors as a whole participate in the oversight process. The risk oversight process of the Board of Directors builds upon management’s enterprise risk management assessment and mitigation processes, which include reviews of long-term strategic and operational planning, strategic biopharmaceutical partnerships and material opportunities, executive talent acquisition, retention, and development, compensation and evaluation, reputational, regulatory and legal compliance including those laws and regulations relating to product and service promotional activities, Medicare billing and reimbursement and provision of laboratory services, cybersecurity, privacy and financial reporting and internal controls. The Board of Directors considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management, including but not limited to, our ability to expand our platform, products and services globally and our ability to potentially inform diagnosis and treatment decisions in new oncology indications. Our Board of Directors reviews strategic and operational risk in the context of discussions, question-and-answer sessions and reports from the management team at each regular Board of Directors meeting, receives reports

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Corporate Governance
on all significant committee activities at each regular Board of Directors meeting, and evaluates the risks inherent in significant transactions. Management, under oversight of the Audit Committee, conducts an annual enterprise risk management assessment to assess key enterprise risks over different time horizons: short-term (current to six months), mid-term (six to twelve months) and long-term (more than twelve months). Following such assessment, key risk areas are shared with the Audit Committee and management assigns owners to each risk who are tasked with reviewing and assessing the contributing factors, evaluating management’s existing risk mitigation capabilities, identifying risk mitigation enhancement considerations and potential future state activities, and assessing resources needed to implement desired mitigation enhancements.
Each committee of the Board of Directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus both with management present and in separate executive sessions, as described below. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board of Directors leadership structure supports this approach. The Audit Committee reviews (i) our major financial risks and enterprise exposures and the steps management has taken to monitor or mitigate such risks and exposures, including our risk assessment and risk management policies, as well as cybersecurity and data privacy risks and risk exposures in other areas, as the Audit Committee deems appropriate from time to time; (ii) our programs for promoting and monitoring compliance with applicable SEC legal and regulatory requirements, as well as major legal regulatory compliance risk exposures and the steps management has taken to monitor or mitigate such exposures; and (iii) the status of any significant legal and regulatory matters and any material reports or inquiries received from regulators or government agencies that reasonably could be expected to have a significant impact on our financial statements. The Compensation Committee reviews major compensation- and human capital-related risk exposures and the steps management has taken to monitor or mitigate such exposures. The Nominating and Corporate Governance Committee reviews and assesses risks relating to our corporate governance practices, reviews and assesses our performance, risks, controls, and procedures relating to corporate responsibility and sustainability, including ESG matters, reviews the independence of our Board of Directors, and reviews and discusses our Board of Directors’ leadership structure and role in risk oversight. The Regulatory and Compliance Committee assists the Board of Directors with oversight of our compliance with corporate legal and regulatory requirements not already overseen by our Audit Committee.
Oversight of Corporate Strategy
One of our Board of Directors’ key responsibilities is overseeing management’s formulation and execution of corporate strategy. Our Board of Directors actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, potential corporate development opportunities and risk management. At its regularly scheduled meetings and throughout the year, our Board of Directors receives information and formal updates from our management and actively engages with the senior leadership team with respect to our corporate strategy. Our Board of Directors’ diverse skill set and experience enhances its ability to support management in the execution and evaluation of our corporate strategy. The independent members of our Board of Directors also hold regularly scheduled executive sessions at which strategy is discussed.

Veracyte 2025 Proxy Statement	19

Corporate Governance
Cybersecurity Risk Oversight
The Board of Directors, in coordination with our Audit Committee, oversees our management of risks arising from cybersecurity threats. The Board of Directors and the Audit Committee each receive presentations and reports on cybersecurity risks, which address a wide range of topics including recent developments, evolving standards, vulnerability assessments, third-party and independent reviews, the threat environment, technological trends and information security considerations arising with respect to our peers and third parties. The Board of Directors and the Audit Committee also receive prompt and timely information regarding any cybersecurity incident that meets established reporting thresholds, as well as ongoing updates regarding any such incident until it has been addressed. On an annual basis, the Board of Directors and the Audit Committee discuss our approach to cybersecurity risk management with the members of management, including our Chief Information Officer.
Our Cybersecurity Executive Leadership Team is composed of the Chief Information Officer, in coordination with our Chief Executive Officer, Chief Financial Officer, Chief Compliance Officer and General Counsel. The team works collaboratively across Veracyte to design and implement programs to protect our information systems from cybersecurity threats and to appropriately respond to any cybersecurity incidents in accordance with our cybersecurity incident response plan. To facilitate the success of our cybersecurity risk management program, multidisciplinary teams throughout Veracyte are engaged to address cybersecurity threats and to respond to cybersecurity incidents, including close collaboration with our chief privacy and data officer. Through ongoing communications with these teams, the Chief Information Officer and the Cybersecurity Executive Leadership Team monitor the prevention, detection, mitigation and remediation of cybersecurity threats and incidents in real time, and report such threats and incidents to the Audit Committee when appropriate.
Veracyte’s Approach to Human Capital Management
Our People
At December 31, 2024, we had 824 employees, of which 219 worked in laboratory operations, 140 in research and development and clinical development, 180 in selling and marketing, and 285 in general and administrative. None of our employees in the U.S. or Israel are the subject of collective bargaining arrangements. Our employees in France belong to local works council and national union, subject to customary collective bargaining arrangements under local law. Our management considers its relationships with employees to be generally positive.
Diversity, Inclusion and Belonging
We believe in an inclusive workforce, where people of diverse backgrounds are represented, engaged and empowered to inspire innovative ideas and decisions, aspiring for an employee population that is reflective of the patient population we serve. Women comprised 56% of our employees and 37% at the Vice President level and above, as of December 31, 2024. Two of our nine directors were women, as of December 31, 2024. Additionally, as of December 31, 2024, 45% of our U.S. employees were non-White. Our U.S. workforce diversity data reflects data from those employee respondents who elected to self-identify. Since 2022, we have sponsored employee resource groups, including the launch of the Veracyte Women’s Leadership (VWL) group, and MERGE, the multicultural employee resource group. We continue to support our employees and encourage diversity, inclusion and belonging through resource groups and our company culture work that we hope will empower our employee base.

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Corporate Governance
Race/Ethnicity*
Gender*
All Employees
VP Level and Above
All Employees
VP Level and Above
*As of December 31, 2024; Race - U.S.-based only; Gender - Global
We pride ourselves on our strong culture, which encourages innovation, collaboration, and mutual respect. We were named a Bay Area “Top Workplace” by the Bay Area News Group in 2024, marking the 11th consecutive year we received this distinction. This award is based solely on employee feedback gathered through an anonymous, third-party survey. Our core values across the company are: patient-centric; committed to innovation; empowered and results-focused; collaborative and open; and respectful and compassionate.
We are committed to supporting our employees’ long-term success by investing in training programs and educational opportunities to help foster personal and professional growth. We have implemented general and job-specific training programs so that employees can gain the necessary qualifications for their position and can continue to develop and grow within the company. We provide specific management training to support new and emerging managers.
Board of Directors Evaluations
We conduct an annual self-evaluation process for our Board of Directors and its committees. As part of this process, each member of our Board of Directors individually completes a detailed survey prepared by outside counsel or participates in an in-person independent interview to discuss each director's assessment of the performance of the Board of Directors and its committees, their own performance, and the performance of fellow members of the Board of Directors and interaction between the Board of Directors and management. The feedback received is then shared with the Nominating and Corporate Governance Committee, and then presented to and discussed with the full Board of Directors.
Our Board of Directors evaluation process is used:
•by our Board of Directors and Nominating and Corporate Governance Committee to assess the current composition of our Board of Directors and its committees and make recommendations for the qualifications, expertise and characteristics we should seek in identifying potential new director nominees;
•by our Board of Directors and Nominating and Corporate Governance Committee to identify the strengths and areas of opportunity of each member of our Board of Directors and to provide insight into how the contributions of each member of our Board of Directors can be most valuable;

Veracyte 2025 Proxy Statement	21

Corporate Governance
•to identify areas to strengthen the quality of discussion and materials presented to the Board of Directors and its committees so that information they receive enables them to function most effectively and to address the issues they consider most critical; and
•by our Nominating and Corporate Governance Committee as part of its annual review of each director’s performance when considering whether to nominate the director for re-election to the Board of Directors.
Communications with the Board of Directors
If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You must include your name and address in the written communication and indicate whether you are our stockholder. The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the Board of Directors based on the subject matter.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and employees. The Code of Business Conduct and Ethics sets forth the basic principles that guide the business conduct of our employees. Stockholders may request a free copy of our Code of Business Conduct and Ethics by contacting Veracyte, Inc., Attention: General Counsel, 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.
We maintain a Compliance and Business Ethics hotline and online portal, sometimes referred to as a “whistleblower hotline,” where employees and others may confidentially and anonymously (subject to local legal regulations) report any concerns about potential misconduct. We also maintain a Compliance and Business Ethics page on our veracyte.com website to allow for ease of reporting concerns.
To date, there have been no waivers under our Code of Business Conduct and Ethics. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics or waivers of such Code granted to executive officers and directors on our website at http://www.veracyte.com within four business days following the date of such amendment or waiver.
Please note that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.
We require all employees to complete Foreign Corrupt Practices Act training through an online platform.
Corporate Governance Guidelines
Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, Board of Directors committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the “Investors” section of our website, which is located at https://investor.veracyte.com, by clicking “Governance Overview” in the “Governance” section of our website. Please note that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement.

22	Veracyte 2025 Proxy Statement

2024 Director Compensation
For 2024, our Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”), an independent compensation consultant, to provide an analysis of non-employee director compensation, including an analysis of compensation paid to non-employee directors by companies in our peer group (as described in “Compensation Discussion and Analysis — 2024 Peer Group”), and an assessment of both the cash and equity compensation and an evaluation of the type of equity instruments being awarded. The following table sets forth cash amounts and the value of equity compensation awarded to, earned by or paid to our non-employee directors for their service in 2024. Mr. Stapley is not included in the table below as he did not receive compensation for service as a director in 2024. The compensation received by Mr. Stapley as an employee is shown in the “Executive Compensation—Summary Compensation Table” below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)

Eliav Barr	55,000	249,997	304,997
Muna Bhanji	60,000	249,997	309,997
John L. Bishop (3)	25,875	—	25,875
Karin Eastham	75,000	249,997	324,997
Robert S. Epstein	110,000	249,997	359,997
Jens Holstein	77,500	249,997	327,497
Evan Jones	75,000	249,997	324,997
Tom Miller	18,333	499,997	518,330
Brent Shafer	19,167	499,997	519,164
(1)Amounts represent the aggregate fair value of the awards computed as of the grant date of each stock award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in Note 9 to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2024. There can be no assurance that stock awards will settle (in which case no value will be realized by the individual) or that the value on settlement will approximate the fair value as computed in accordance with ASC 718.

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2024 Director Compensation
(2)The following sets forth the number of shares of common stock subject to outstanding options or stock awards held by non-employee directors at December 31, 2024:

Name	Number of Shares (#)

Eliav Barr	18,380
Muna Bhanji	11,473
John L. Bishop(3)	—
Karin Eastham	61,473
Robert S. Epstein	71,473
Jens Holstein	46,473
Evan Jones	61,473
Tom Miller	16,507
Brent Shafer	16,507
(3)Mr. Bishop's term on our Board of Directors expired at the 2024 Annual Meeting of Stockholders on June 12, 2024.
Directors who are employees do not receive any fees or equity awards for their service on the Board of Directors or any committee. In February 2024, our Compensation Committee and Board of Directors reviewed our then-current non-employee director compensation program and competitive market data on the same, determined to increase the cash retainer for service on our Board of Directors from $40,000 to $50,000. The Board of Directors also approved the increase of the additional cash retainer for the chair of the Board of Directors from $40,000 to $50,000. In February 2024, our Compensation Committee of the Board of Directors also determined to retain the equity awards without change from 2023 (as detailed below).
Cash Retainers
•$50,000 annual cash retainer for service on our Board of Directors;
•$50,000 additional annual cash retainer for service as the chair of our Board of Directors;
•$20,000 annual cash retainer for the chair of our Audit Committee and $10,000 for each of its other members;
•$15,000 annual cash retainer for the chair of our Compensation Committee and $7,500 for each of its other members;
•$10,000 annual cash retainer for the chair of our Nominating and Corporate Governance Committee and $5,000 for each of its other members;
•$10,000 annual cash retainer for the chair of our Regulatory and Compliance Committee and $5,000 for each of its other members; and
•$25,000 additional annual cash retainer for the lead independent director (as needed).
All annual cash retainers are payable quarterly in arrears and are pro-rated for partial service in any year. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at Board of Directors and committee meetings in accordance with our travel policy.

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2024 Director Compensation
Equity Awards
Our compensation policy for non-employee directors for the 2024 fiscal year provided that any non-employee director who first joined our Board of Directors was automatically granted restricted stock units (“RSUs”) valued on the grant date at approximately $500,000 (the “Initial RSUs”). The Initial RSUs vest as to one-third of those shares on each of the first, second and third annual anniversaries of the date of grant. In addition, the policy in effect in 2024 provided that on the first business day after each Annual Meeting of Stockholders, each non-employee director who continues to serve on our Board of Directors and who has served as a director for at least six months would be automatically granted RSUs valued on the grant date at approximately $250,000 (the “Annual RSUs”). The Annual RSUs vest in full on the first anniversary of the date of grant or, if earlier, the date of the next Annual Meeting of Stockholders. The vesting of the RSUs described above will accelerate in full upon a change in control. Pursuant to the terms of the 2023 Plan, no non-employee director may receive equity awards that, when combined with cash compensation received for service as a non-employee director, exceeds $750,000 in value in any calendar year, or $1,500,000 in value in the calendar year in which such director first joins our Board of Directors.
In February 2025, our Compensation Committee and Board of Directors reviewed our then-current non-employee director compensation program and competitive market data on the same, and determined to retain the cash retainer without change from 2024 (as detailed above). In February 2025, our Compensation Committee of the Board of Directors also determined to reduce the initial grant for new non-employee directors to $250,000 from $500,000, while retaining the annual equity awards at $250,000. Additionally, beginning in 2025, the initial grant is to be prorated based on whole months of service prior to the Annual Meeting of Stockholders, and the six-month service requirement for the annual grant was removed.

Veracyte 2025 Proxy Statement	25

PROPOSAL TWO

Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025. Ernst & Young LLP has audited our financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees billed for professional audit services and other services rendered to us by Ernst & Young LLP for the years ending December 31, 2024 and 2023, respectively.

	Year Ended December 31,

Fees	2024 ($)	2023 ($)

Audit Fees(1)	2,615,955	2,519,149
Audit-related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	—	—
Total	2,615,955	2,519,149
(1)Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.
(2)Audit-related fees include fees for consultations on accounting and reporting matters for acquisitions.
(3)Tax fees consist of tax consulting services.
(4)Other fees consist of consultations not related to audit or tax fees and access to an online accounting literature database.
Pre-approval Policies and Procedures
Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the Audit Committee will review any revisions to the estimates of audit and non-audit fees initially approved.

26	Veracyte 2025 Proxy Statement

Proposal Two
Stockholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025 is not required by our amended and restated bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.
Required Vote
Ratification will require the vote of a majority of the shares present at the Annual Meeting or voting by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this proposal as they are not considered entitled to vote for the foregoing purpose. This proposal is considered to be a routine proposal on which a broker or other nominee has discretionary authority to vote. Accordingly, we do not expect any broker non-votes to result from this proposal.

The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

Veracyte 2025 Proxy Statement	27

PROPOSAL THREE

Advisory Vote on the Compensation of Our Named Executive Officers
In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.
Required Vote
The non-binding advisory vote on the compensation paid to our named executive officers in 2024, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the shares present at the Annual Meeting or voting by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this proposal as they are not considered entitled to vote for the foregoing purpose. This proposal is considered to be a non-routine proposal on which a broker or other nominee does not have discretionary authority to vote.

The Board of Directors recommends a vote “FOR” approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers.

28	Veracyte 2025 Proxy Statement

PROPOSAL FOUR

Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of Our Named Executive Officers
Under the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd‑Frank Act”), we are providing our stockholders with an opportunity to make a non-binding, advisory vote on the frequency of future non-binding advisory votes on the compensation of our named executive officers. Pursuant to the Dodd‑Frank Act, the stockholder vote on the frequency of the stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on us or our Board of Directors. This non-binding advisory vote must be submitted to stockholders at least once every six years.
After careful consideration, our Board of Directors recommends that future non-binding advisory votes on the compensation of our named executive officers be held every year so that stockholders may express annually their views on our executive compensation program.
Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Instead, stockholders may indicate their preference regarding the frequency of future non-binding advisory votes on the compensation of our named executive officers by selecting “ONE YEAR,” “TWO YEARS” or “THREE YEARS.” Stockholders that do not have a preference regarding the frequency of future advisory votes may “ABSTAIN” from voting on the proposal.
As an advisory vote, this proposal is not binding. However, our Board of Directors and Compensation Committee value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future decisions regarding the frequency of holding future non-binding advisory votes on the compensation of our named executive officers.
Required Vote
You have four choices for voting on this proposal. You can choose whether future non-binding advisory votes on the compensation of our named executive officers should be conducted every “ONE YEAR,” “TWO YEARS,” or “THREE YEARS.” Under the rules issued by the SEC, you may also “ABSTAIN” from voting. The frequency that receives the greatest number of votes cast by stockholders on this matter at the meeting will be deemed to be the preferred frequency option of our stockholders. Broker non‑votes will have no effect on this proposal as they are not considered votes cast for the foregoing purpose. This proposal is considered to be a non-routine proposal on which a broker or other nominee does not have discretionary authority to vote.

The Board of Directors recommends a vote for the selection of “ONE YEAR” as the frequency with which we will hold an advisory vote to approve the compensation of our Named Executive Officers.

Veracyte 2025 Proxy Statement	29

PROPOSAL FIVE

Approval of Amendment to Veracyte, Inc. 2023 Equity Incentive Plan
We are asking our stockholders to approve an amendment to the Veracyte, Inc. 2023 Equity Incentive Plan (the “2023 Plan,” and such amendment, the “Plan Amendment”) to increase the number of shares that may be issued under the 2023 Plan. Our Board of Directors has approved the Plan Amendment, subject to stockholder approval.
Our Board of Directors has determined that it is in the best interests of the company and our stockholders to seek approval of the Plan Amendment to increase the number of shares that may be issued under the 2023 Plan by 2,500,000 shares.
If our stockholders do not approve the Plan Amendment, the number of shares available for grant under the 2023 Plan will not be increased and we will be limited in granting equity using the then-existing shares as a tool to attract and retain key talent.
Rationale for and Reasons Why the Board Recommends a Vote FOR the Plan Amendment
Equity Compensation Is a Critical Element of Our Compensation Program
We believe that our equity incentive compensation program aligns the interests of management, employees and stockholders to create long-term stockholder value. We strongly believe that the approval of the Plan Amendment is essential to our continued success because we otherwise may not have sufficient shares available under our 2023 Plan to attract and retain new employees or to motivate and retain our existing employees.
We believe that our future success and our ability to remain competitive depend on our ability to attract, retain and motivate highly qualified talent in an increasingly competitive market. The use of equity compensation, including the grant of options, RSUs and certain performance-based restricted stock units (“PSUs”), is a cornerstone of our strategy to attract and retain top-caliber employees. We currently grant RSUs to most U.S. employees, a mix of RSUs and PSUs to our executives and RSUs to our non-employee directors. Employee ownership in Veracyte aligns employee interests with those of our stockholders, incentivizing hard work for Veracyte's future growth and success.
If the Plan Amendment is not approved, we may have insufficient shares available to continue to make equity grants to our employees and non-employee directors and may be forced to rely more heavily on cash compensation, both in the short-term and mid-term, to provide the market-competitive total compensation necessary to attract and retain critical talent. This increased reliance on cash compensation could reduce funds available for growth and development, demotivate employees and reduce the alignment between employees and stockholders.

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Proposal Five
We Carefully Consider and Forecast Our Need for Shares
As of March 31, 2025, there were 8,076,382 shares of common stock available for grant under the 2023 Plan. After carefully forecasting our anticipated growth rate for the next few years and considering our historical usage and forfeiture rates, we currently believe that the proposed Plan Amendment to increase the share reserve under the 2023 Plan by 2,500,000 shares of common stock will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for approximately one additional year. However, a change in business conditions, company strategy, forfeiture rates or equity market performance could alter this projection up or down.
In evaluating the number of shares requested pursuant to the Plan Amendment, our Compensation Committee considered a number of factors, including the costs of the share request as well as an analysis of certain burn rate and dilution metrics as summarized below.
Grant Practices
During the past three fiscal years, we granted equity awards under our 2023 Plan and our 2013 Stock Incentive Plan (the “2013 Plan”), which terminated in connection with the approval of our 2023 Plan, as summarized in the chart below. Our three-year average burn rate was approximately 3.41% for fiscal years 2022 through 2024 (see chart below for a calculation of our three-year burn rate). We define “burn rate” as the number of time-based equity awards granted during the year plus performance-based equity awards granted during the year, assuming target-level achievement, divided by the weighted average total number of shares of common stock outstanding. We believe that our use of equity compensation, across the company, is a strong compensation differentiator that allows us to attract and retain talent at all levels in the company. This also reflects our commitment to a culture of ownership and accountability, to align with all stockholders. Our gross burn rate is aligned with common market practices across the life sciences sector where we compete for talent and has been well within investor expectations historically.
The burn rate figures included below are based on equity awards granted under our 2023 Plan and our 2013 Plan, and exclude potential dilution resulting from shares issued pursuant to our Amended and Restated Employee Stock Purchase Plan (the “ESPP”). As we continue to mature our compensation practices, we strive to achieve a burn rate and overhang at approximately the average rates of our peer group, and that are within the limits recommended by certain independent stockholder advisory groups.

Fiscal Year	Granted Appreciation Awards (Options and SARs) (#)(1)	Granted Full-Value Awards (RSUs) (#)(2)	Weighted Common Stock Outstanding as of December 31 of the applicable year (#)	Burn Rate (%)

2022	1,132,620	1,746,249	71,549,204	4.02
2023	660,592	1,767,312	72,644,487	3.34
2024	—	2,220,157	76,484,759	2.90
(1)All options granted during 2022, 2023 and 2024 included a time-based vesting schedule.
(2)Includes both time-based RSUs and PSUs (assuming target-level achievement) granted during 2022, 2023 and 2024.

Veracyte 2025 Proxy Statement	31

Proposal Five
Potential Dilution
As of March 31, 2025:
•There were 78,306,356 total shares of our common stock outstanding.
•The closing market price of our common stock on March 31, 2025 was $29.65.
•The company’s outstanding stock options have a weighted average per share exercise price of $25.36 and a weighted average remaining contractual term of 5.1 years.
•The following table shows outstanding equity awards granted and outstanding under the 2023 Plan and our 2013 Plan, and the number of shares remaining for grant under our 2023 Plan, in each case as of March 31, 2025.

Outstanding appreciation awards (options) under all plans (#)	Full value awards outstanding under all plans (including PSUs at target) (#)	Number of shares available for grant under all plans (2023 Plan only) (#)

2,375,668	3,767,140	8,076,382
Based on this information, as of March 31, 2025, our outstanding equity awards (not including awards under our ESPP) plus shares available for future grant under our 2023 Plan represented approximately 18% of our common stock outstanding, which we refer to as our “overhang.”
Accordingly, our Board of Directors believes that the request to approve the Plan Amendment to add an additional 2,500,000 shares of common stock to the 2023 Plan is reasonable and prudent. This number of shares should allow us to continue to grant awards to our employees, consultants, officers and directors, which have been successful in attracting high-performing personnel and generating stockholder value, going forward and to be able to respond to growth, market competition and potential stock price fluctuations, especially in today’s versatile market within our industry.
Good Governance and Compensation Practices
The 2023 Plan contains a number of provisions that we believe are consistent with the interests of our stockholders and good corporate governance and compensation practices, including:
•No evergreen provision;
•No option repricing without stockholder approval;
•No “liberal” change in control definition;
•No dividends on unvested awards;
•No excise tax gross ups;
•No automatic single trigger acceleration on a change in control;
•Minimum exercise price;
•Limits on non-employee director cash and equity compensation; and
•The ability to claw back awards under our clawback policies and/or any recoupment requirements imposed under applicable law or listing standards.
Purpose of the Proposed Plan Amendment
The 2023 Plan enables us to offer equity awards to attract and retain talented employees, directors, consultants, independent contractors and advisors and further align their interests and those of our stockholders by continuing to link a portion of their compensation with our company performance. The Plan Amendment is intended to enable us to continue to achieve these objectives.

32	Veracyte 2025 Proxy Statement

Proposal Five
Share Increase
As discussed above, we are requesting approval of an increase of 2,500,000 shares for the 2023 Plan to cover anticipated equity awards, such as those for new hires, refresh awards, potential special retention needs, merger and acquisition activities, and non-employee director grants.
If approved by our stockholders, the Plan Amendment will be effective on the date of stockholder approval. We intend to register the additional shares authorized under the 2023 Plan under the Securities Act. If our stockholders do not approve the Plan Amendment, the 2023 Plan will continue without amendment.
Summary of the 2023 Plan
The following is a summary of the principal features of the 2023 Plan, and reflects the proposed Plan Amendment. This summary, however, does not purport to be a complete description of all of the provisions of the 2023 Plan. It is qualified in its entirety by reference to the full text of the 2023 Plan, as proposed to be amended, a copy of which is attached hereto as Appendix A.
Background; Purpose
The 2023 Plan was adopted by our Board of Directors on April 12, 2023, and became effective on June 8, 2023 (the “Effective Date”), the date it was approved by our stockholders, and will terminate 10 years after the date approved by our Board of Directors. The purpose of the 2023 Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success.
Eligibility
Employees, officers, directors, consultants, independent contractors and advisors of Veracyte or any parent, subsidiary or affiliate of Veracyte are eligible to receive awards. As of March 31, 2025, we had five executive officers (as such term is defined under Rule 16a-1(f)), eight non-employee directors, and approximately 824 other employees and 139 other service providers who would be eligible to participate in the 2023 Plan.
Administration
The 2023 Plan will be administered by the Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws. The Compensation Committee will act as the plan administrator and have the authority to construe and interpret the 2023 Plan, grant awards, determine the terms and conditions of awards, and make all other determinations necessary or advisable for the administration of the 2023 Plan (subject to the limitations set forth in the 2023 Plan). However, our Board of Directors establishes the terms for the grant of awards to non-employee directors as discussed above under “—2024 Director Compensation.”
Share Reserve
If stockholders approve the Plan Amendment, there will be a cumulative total of 12,806,156 shares of common stock authorized under the 2023 Plan from its original effectiveness through the effectiveness of the Plan Amendment, subject to adjustment only to reflect stock splits and similar events.
In addition, the following shares underlying awards granted under the 2023 Plan will become available for grant under the 2023 Plan: (a) shares subject to issuance upon exercise of a stock option or stock appreciation right granted under the 2023 Plan but that cease to be subject to the option or stock appreciation right for any reason other than exercise of the stock option or stock appreciation right; (b) shares subject to awards granted under the 2023 Plan that are forfeited or are repurchased by us at the original issue price; (c) shares subject to awards granted under the 2023 Plan that otherwise terminate without such shares being issued; (d) shares surrendered pursuant to a stockholder-approved exchange program; and (e) shares that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to an award.

Veracyte 2025 Proxy Statement	33

Proposal Five
In addition, the following shares underlying awards granted under the 2013 Plan will become available for grant under the 2023 Plan: (a) shares that are subject to awards granted under the 2013 Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date; (b) shares issued under the 2013 Plan, including shares issued pursuant to the exercise of stock options, that are forfeited after the Effective Date; (c) shares issued under the 2013 Plan that are repurchased by us at the original issue price after the Effective Date; (d) shares that are subject to awards granted under the 2013 Plan that are settled in cash after the Effective Date; and (e) shares that are subject to awards granted under the 2013 Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to an award after the Effective Date.
Shares that otherwise become available for grant and issuance shall not include shares subject to awards that initially became available because of our substitution or assumption of awards granted by another company in connection with an acquisition of such company, or otherwise, as permitted under the 2023 Plan.
Equitable Adjustments
As is typical in equity plans, in the event of a change in our common stock via a stock dividend, extraordinary dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in the capital structure of Veracyte without consideration, proportionate adjustments will be made to the number and class of shares reserved for issuance and future grant under the 2023 Plan (including the maximum number and class of ISOs (as defined below)) and the applicable exercise prices of and number and class of shares subject to outstanding awards, subject to any required action by the Board of Directors or our stockholders.
Equity Awards
The 2023 Plan will permit us to grant the following types of awards:
Stock Options
The 2023 Plan provides for the grant of Incentive Stock Options (“ISOs”) and Non-qualified Stock Options (“NQSOs”). ISOs may be granted only to our employees or employees of our parent, subsidiaries and affiliates. NQSOs may be granted to eligible employees, consultants and directors of any of our parent, subsidiaries or affiliates. We are able to issue no more than 15,000,000 shares pursuant to the grant of ISOs under the 2023 Plan. The Compensation Committee determines the terms of each option award, provided that ISOs are subject to statutory limitations. The Compensation Committee also determines the exercise price for a stock option, provided that the exercise price of an option may not be less than the fair market value of our common stock on the date of grant (with certain additional requirements for certain ISOs).
Options granted under the 2023 Plan vest at the rate and/or subject to performance requirements specified by the Compensation Committee and such vesting schedule is set forth in the stock option agreement to which such stock option grant relates. The Compensation Committee determines the term of stock options granted under the 2023 Plan, up to a term of ten years (with certain additional requirements for certain ISOs).
After the option holder ceases to provide services to us, he or she is able to exercise his or her vested option for the period of time stated in the stock option agreement to which such option relates. Generally, the vested option will remain exercisable for three months after an optionee’s cessation of service, except in the case of termination due to death, disability or termination for cause. An option may not be exercised later than its expiration date.
Restricted Stock Units
RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of such right due to termination of employment or failure to achieve specified performance goals. RSUs do not have exercise price. If the RSUs have not been forfeited, then on the date specified in the award agreement we will deliver to the holder of the RSUs shares of our common stock, cash or a combination of our common stock and cash as specified in the applicable award agreement. The Compensation Committee determines the term of RSUs granted under the 2023 Plan, up to a term of ten years.

34	Veracyte 2025 Proxy Statement

Proposal Five
Restricted Stock Awards
A restricted stock award is an offer by us to sell shares of our common stock subject to restrictions that the Compensation Committee may impose. These restrictions may be based on completion of a specified period of service with us or upon the achievement of performance goals during a performance period. The Compensation Committee determines the price of a restricted stock award. Unless otherwise set forth in the award agreement, vesting will cease on the date the participant no longer provides services to us, and at that time unvested shares will be forfeited to us or subject to repurchase by us.
Stock Bonus Awards
A stock bonus is an award of shares of our common stock for past or future services to us. Stock bonuses can be granted as additional compensation for performance and, therefore, are not issued in exchange for cash. The Compensation Committee determines the number of shares to be issued as stock bonus and any restrictions on those shares. These restrictions may be based on completion of a specified period of service with us or upon the achievement of performance goals during a performance period. Unless otherwise set forth in the award agreement, vesting ceases on the date the participant no longer provides services to us, and at that time unvested shares will be forfeited to us or are subject to repurchase by us.
Stock Appreciation Rights
Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price of the stock appreciation right. Stock appreciation rights may vest based on time or achievement of performance goals. The Compensation Committee determines the term of stock appreciation rights granted under the 2023 Plan, up to a term of ten years.
Performance Awards
A performance award is an award of a cash bonus or a bonus denominated in shares or units that is subject to performance factors. The award of performance shares may be settled in cash or by issuance of those shares (which may consist of restricted stock). These awards are subject to forfeiture because of termination of employment or failure to achieve the performance conditions.
Performance Factors
The Compensation Committee may establish performance goals from the performance criteria set forth in the 2023 Plan, which include the following: profit before tax; billings; revenue; net revenue or return on operating revenue; earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation and amortization); operating income; operating margin; operating profit; controllable operating profit or net operating profit; net profit; gross margin; cost, operating expenses or operating expenses as a percentage of revenue; net income; earning per share; total stockholder return or relative total stockholder return; market share or market segment share; return on assets or net assets; the company’s stock price; growth in stockholder value relative to a pre-determined index; return on equity; return on capital or on invested capital; cash flow (including free cash flow or operating cash flows) or cash flow margins; cash conversion cycle; economic value added; individual confidential business objectives; contract awards or backlog; overhead or other expense reduction; credit rating; strategic plan development and implementation; succession plan development and implementation; talent, retention and culture; customer indicators and/or satisfaction; new product invention or innovation; achievement of target levels of discovery and/or development of products and services, including but not limited to research or regulatory achievements; attainment of research and development milestones; third-party coverage and/or reimbursement objectives; test volume metrics; improvements in productivity; bookings; attainment of objective operating goals and employee metrics; sales; expenses; balance of cash, cash equivalents and marketable securities; completion of an identified special project; completion of a joint venture or other corporate transaction; employee satisfaction and/or retention; research and development expenses; working capital targets and changes in working capital; net new annual contract value; net expansion rate; and any other metric that is capable of measurement as determined by the Compensation Committee. The Compensation Committee may provide for one or more equitable adjustments to the performance criteria to preserve Compensation Committee’s original intent

Veracyte 2025 Proxy Statement	35

Proposal Five
regarding such criteria at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition-related activities or changes in applicable accounting rules.
Stockholder Approval Required for Repricing, Exchange and Buyout
The Compensation Committee may not, without the approval of our stockholders, (i) reprice any Options or SARs, (ii) lower the exercise price per share of any award after it is granted, or (iii) cancel any award when the exercise price per share exceeds the fair market value of one share in exchange for cash or another award.
Insider Trading; Clawback Policy
Each participant who receives an award will comply with any and all policies adopted by the company from time to time covering transactions in our securities by employees, officers and/or directors.
All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board of Directors or required by law during the term of the participant’s employment or other service, and in addition to any other remedies available under such policy and applicable law, we may require the cancellation of outstanding awards and the recoupment of any gains realized with respect to awards.
Restrictions on Dividends and Dividend Equivalents
A participant will have no right to payment of stock dividends or stock distributions with respect to unvested shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such unvested shares become vested shares and are no longer subject to restrictions and risk of forfeiture.
Change in Control
If we undergo a Corporate Transaction (as defined in the 2023 Plan), the 2023 Plan provides that outstanding awards shall be subject to the definitive agreement related thereto, and may be assumed, converted, replaced or substituted by the successor or acquiring entity, or by a parent or subsidiary of the successor or acquiring entity, for substantially equivalent awards (including, but not limited to, an award to acquire the same consideration paid to the stockholders pursuant to the Corporate Transaction), in each case after taking into account appropriate adjustments to the exercise price and the number and nature of shares subject to such awards as may be necessary or desirable under applicable law and the Internal Revenue Code, may be fully accelerated or may be settled for their intrinsic value (which may be determined to be zero). In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute awards, or awards are not settled for their intrinsic value, pursuant to a Corporate Transaction, then such awards shall have their vesting accelerate as to all shares subject to such award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction, with the acceleration of performance awards based on the greater of actual performance through the date of the Corporate Transaction or target performance, and then such awards will terminate.
Awards need not be treated similarly in a Corporate Transaction and treatment may vary from award to award and/or from participant to participant.
In the event of a Corporate Transaction, the vesting of all awards granted to our non-employee directors will accelerate and such awards will become exercisable (as applicable) in full upon the consummation of such event at such times and on such conditions as the Compensation Committee determines.
Foreign Award Recipients
In order to comply with the laws in other countries in which we and our subsidiaries and affiliates operate or have employees or other individuals eligible for awards, the Compensation Committee will have the power and authority to modify the terms and conditions of any award granted to individuals outside the United States to comply with applicable foreign laws, establish subplans and modify exercise procedures and other terms and procedures, and take any action that the Compensation Committee determines to be necessary or advisable to comply with any local governmental regulatory exemptions or approvals.

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Proposal Five
Transferability of Awards
Unless the Compensation Committee provides otherwise, the 2023 Plan does not allow for the transfer of awards, other than by will or the laws of descent and distribution, and generally only the recipient of an award may exercise it during his or her lifetime.
Grants to Non-Employee Directors
Non-employee directors are eligible to receive any type of award offered under the 2023 Plan except ISOs. No non-employee director may receive awards under the 2023 Plan that, when combined with cash compensation received for service as a non-employee director, exceeds $750,000 in value in any calendar year ($1,500,000 in the calendar year in which such non-employee director first joins the Board of Directors). Awards under the 2023 Plan may be granted to non-employee directors, may be automatically made pursuant to a policy adopted by the Board of Directors, or made from time to time as determined at the discretion of the Board of Directors.
Amendment and Termination
The Board of Directors is permitted to amend or terminate the 2023 Plan at any time, subject to stockholder approval where required. In addition, no amendment that is detrimental to a participant in the 2023 Plan may be made to an outstanding award without the consent of the affected participant unless such termination or amendment is necessary to comply with applicable, law, regulation or rule. The 2023 Plan will terminate ten years from April 12, 2023, the date the 2023 Plan was adopted by the Board of Directors.
Federal Income Tax Consequences
The following is a general summary under current law of certain U.S. federal income tax consequences to participants who are citizens or individual residents of the United States relating to the types of equity awards that may be granted under the 2023 Plan. This summary deals with the general tax principles and is provided only for general information. Certain kinds of taxes, such as foreign taxes, state and local income taxes, payroll taxes and the alternative minimum tax, are not discussed.
Nonqualified Stock Options, Stock Appreciation Rights
A recipient of an NQSO or stock appreciation right will not recognize taxable income upon the grant of those awards. However, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.
Incentive Stock Options
Neither the grant nor the exercise of an ISO will generally result in any taxable income to the recipient, except that the alternative minimum tax may apply at the time of exercise. The recipient will recognize a capital gain or loss on a later sale or other disposition of such shares provided the he or she does not dispose of such shares within two years from the date the option was granted or within one year after the shares were acquired by the recipient. If the shares are not held for holding period described above, the recipient will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.
Restricted Stock Units
A holder of RSUs does not recognize taxable income when the RSUs are granted. The recipient of the award generally will recognize ordinary income in each year in which the units vest in an amount equal to the fair market value of the shares of common stock received. Any gain or loss recognized on a subsequent disposition of the shares of common stock generally will be short‐term or long‐term capital gain or loss, depending on the length of time the recipient holds the shares.

Veracyte 2025 Proxy Statement	37

Proposal Five
Other Awards
The grant of restricted stock awards, stock bonus awards and performance shares will generally not be a taxable event. Generally, the recipient will recognize ordinary income equal to the excess of the fair market value over the price paid, if any, in the first taxable year in which his or her interest in the shares underlying the award becomes either (i) freely transferable or (ii) no longer subject to substantial risk of forfeiture (unless, with respect to an award of restricted stock, the recipient elects to accelerate recognition as of the date of grant).
In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Section 162(m) of the Internal Revenue Code and the relevant income tax regulations. Section 162(m) places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. We may from time to time pay compensation to our executives that may not be deductible if the Compensation Committee believes that doing so is in the best interests of our stockholders.
ERISA Information
The 2023 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.
New Plan Benefits
Our NEOs and members of our Board of Directors have an interest in this proposal by virtue of them being eligible to receive equity awards under the 2023 Plan. No awards have been granted that are contingent on the approval of the Plan Amendment. Future awards under the 2023 Plan to executive officers, employees or other eligible participants are discretionary and cannot be determined at this time. Currently, our non-employee directors are entitled to receive cash and equity compensation for their service as directors as described above under “—2024 Director Compensation.”
History of Grants Under the 2023 Plan
The following table sets forth the number of shares subject to stock options or restricted stock unit awards granted under the 2023 Plan from its Effective Date, June 8, 2023, through March 31, 2025:

Name and Position	Number of Securities Underlying Awards (#)

Marc Stapley, Chief Executive Officer	410,650
Rebecca Chambers, Chief Financial Officer	180,112
Phillip Febbo, Chief Scientific and Chief Medical Officer	320,350
John Leite, Global Chief Commercial Officer	191,375
Annie McGuire, EVP, General Counsel and Chief People Officer	160,160
All current executive officers (including named executive officers)	1,262,647
All current non-employee directors	159,896
Marc Stapley, Chief Executive Officer, Director and Director Nominee	410,650
Eliav Barr, Director and Director Nominee	21,147
Muna Bhanji, Director and Director Nominee	21,147
Karin Eastham, Director and Director Nominee	21,147
Jens Holstein, Director and Director Nominee	21,147

38	Veracyte 2025 Proxy Statement

Proposal Five

Name and Position	Number of Securities Underlying Awards (#)

Tom Miller, Director and Director Nominee	16,507
Brent Shafer, Director and Director Nominee	16,507
Each associate of any of such directors, executive officers or nominees	—
Each other person who received or is to receive 5 percent of such options, warrants or rights	—
All current employees (excluding current executive officers and directors)	2,316,479
Equity Compensation Plan Information
The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2024:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights ($)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)

Plan Category
Equity compensation plans approved by security holders	5,751,819	(2)	25.20	10,022,973	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	5,751,819		25.20	10,022,973
(1)The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of performance stock units and restricted stock units, since such units have no exercise price.
(2)Excludes purchase rights accruing under the ESPP.
(3)Consists of 8,971,566 shares available for issuance under our 2023 Plan, and 1,051,407 shares available for purchase under our ESPP.
Required Vote
The approval of the Plan Amendment will be determined by the vote of a majority of the shares present at the Annual Meeting or voting by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this proposal as they are not considered entitled to vote for the foregoing purpose. This proposal is considered to be a non-routine proposal on which a broker or other nominee does not have discretionary authority to vote.

The Board of Directors recommends a vote “FOR” the approval of the Amendment to the Veracyte, Inc. 2023 Equity Incentive Plan.

Veracyte 2025 Proxy Statement	39

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth information regarding the number of shares of common stock beneficially owned on March 31, 2025, by:
•each person who is known by us to beneficially own 5% or more of our common stock;
•each of our named executive officers and directors; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 78,306,356 shares of common stock outstanding at March 31, 2025. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and RSUs held by that person that are currently exercisable or settleable or exercisable or settleable within 60 days of March 31, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Except as otherwise set forth below, the address of each beneficial owner is 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)(1)	Percentage of Shares Beneficially Owned (%)

5% Stockholders:

BlackRock, Inc.(2)	7,793,059	10.0
Entities affiliated with The Vanguard Group(3)	7,748,514	9.9
Artisan Partners Limited Partnership(4)	6,599,264	8.4
ARK Investment Management LLC(5)	4,920,745	6.3
Wellington Management Group LLP(6)	4,232,844	5.4

Directors and Named Executive Officers:

Marc Stapley(7)	412,448	*
Rebecca Chambers(8)	189,544	*

40	Veracyte 2025 Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (#)(1)	Percentage of Shares Beneficially Owned (%)

Phillip Febbo(9)	50,033	*
John Leite(10)	50,903	*
Annie McGuire(11)	84,748	*
Eliav Barr(12)	23,488	*
Muna Bhanji(13)	23,105	*
Karin Eastham(14)	47,024	*
Robert S. Epstein, M.D., M.S.(15)	93,125	*
Evan Jones(16)	72,870	*
Jens Holstein(17)	51,405	*
Tom Miller	—	*
Brent Shafer	—	*
All directors and executive officers as a group (13 persons)(18)	1,098,693	1.4
*     Less than 1%
(1)Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise indicated, shares are owned of record and beneficially by the named person.
(2)Based on a Schedule 13G/A filed on July 8, 2024, BlackRock, Inc. has sole voting power with respect to 7,425,834 shares and sole dispositive power with respect to 7,793,059 shares of our common stock. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.
(3)Based on a Schedule 13G/A filed on October 2, 2024, entities affiliated with The Vanguard Group have shared voting power with respect to 52,624 shares, sole dispositive power with respect to 7,605,687 shares, and shared dispositive power with respect to 142,827 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(4)Based on a Schedule 13G/A filed on February 12, 2025, Artisan Partners Limited Partnership has shared voting power with respect to 5,402,362 shares and shared dispositive power with respect to 6,599,264 shares of our common stock. The address of Artisan Partners Limited Partnership is 875 E. Wisconsin Ave., Milwaukee, WI 53202.
(5)Based on a Schedule 13G/A filed on January 1, 2025, ARK Investment Management LLC has sole voting power with respect to 4,767,185 shares, shared voting power with respect to 99,867 shares and sole dispositive power with respect to 4,920,745 shares of our common stock. The address of ARK Investment Management LLC is 200 Central Avenue, St. Petersburg, FL 33701.
(6)Based on a Schedule 13G/A filed on November 8, 2025, Wellington Management Group LLP has shared voting power with respect to 3,159,329 shares and shared dispositive power with respect to 4,232,844 shares of our common stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.
(7)Consists of (i) 125,909 shares of our common stock held by Mr. Stapley, and (ii) options to purchase 286,539 shares of our common stock held by Mr. Stapley that are exercisable within 60 days of March 31, 2025.
(8)Consists of (i) 38,712 shares of our common stock held by Ms. Chambers, and (ii) options to purchase 150,832 shares of our common stock held by Ms. Chambers that are exercisable within 60 days of March 31, 2025.
(9)Consists of (i) 16,048 shares of our common stock held by Dr. Febbo, and (ii) options to purchase 33,985 shares of our common stock held by Dr. Febbo that are exercisable within 60 days of March 31, 2025.
(10)Consists of (i) 8,521 shares of our common stock held by Dr. Leite, and (ii) options to purchase 42,382 shares of our common stock held by Dr. Leite that are exercisable within 60 days of March 31, 2025
(11)Consists of (i) 13,693 shares of our common stock held by Ms. McGuire, and (ii) options to purchase 71,055 shares of our common stock held by Ms. McGuire that are exercisable within 60 days of March 31, 2025.
(12)Consists of (i) 23,488 shares of our common stock held by Dr. Barr.
(13)Consists of (i) 23,105 shares of our common stock held by Ms. Bhanji.

Veracyte 2025 Proxy Statement	41

Security Ownership of Certain Beneficial Owners and Management
(14)Consists of (i) 7,024 shares of our common stock held by Ms. Eastham, and (ii) options to purchase 40,000 shares of our common stock held by Ms. Eastham that are exercisable within 60 days of March 31, 2025.
(15)Consists of (i) 53,125 shares of our common stock held by Dr. Epstein, and (ii) options to purchase 40,000 shares of our common stock held by Dr. Epstein that are exercisable within 60 days of March 31, 2025.
(16)Consists of (i) 22,870 shares of our common stock held by Mr. Jones, (ii) options to purchase 50,000 shares of our common stock held by Mr. Jones that are exercisable within 60 days of March 31, 2025.
(17)Consists of (i) 16,405 shares of our common stock held by Mr. Holstein, and (ii) options to purchase 35,000 shares of our common stock held by Mr. Holstein that are exercisable within 60 days of March 31, 2025.
(18)Consists of (i) 348,900 shares of our common stock, and (ii) options to purchase 749,793 shares of our common stock that are exercisable within 60 days of March 31, 2025.

42	Veracyte 2025 Proxy Statement

Executive Officers
The names of our executive officers, their ages and their positions as of April 21, 2025 are shown below:

Name	Age	Position

Marc Stapley	55	Chief Executive Officer and Director
Rebecca Chambers	47	Chief Financial Officer
Phillip Febbo	58	Chief Scientific Officer and Chief Medical Officer
John Leite	53	Global Chief Commercial Officer
Annie McGuire	45	General Counsel and Chief People Officer
Executive Officer Information
For information regarding Mr. Stapley, please refer to “Proposal No. 1- Election of Directors.”

Rebecca Chambers has served as our Chief Financial Officer since July 2021. Prior to her appointment, Ms. Chambers served as Chief Financial Officer of Outset Medical, Inc., a medical technology company, from 2019 to 2021. Prior to that, Ms. Chambers served in a number of roles at Illumina, Inc., a genetic tools company, including as the Vice President, Financial Planning and Analysis from 2017 to 2019, as Vice President, Investor Relations and Treasury from 2015 to 2017, and as Senior Director, Investor Relations from 2012 to 2015. Previously, Ms. Chambers served as Head of Investor Relations and Corporate Communications at Myriad Genetics, Inc., a molecular diagnostic company, from 2011 to 2012, and Senior Manager, Investor Relations at Life Technologies, Inc., a biotechnology company, from 2009 to 2010. She also previously held positions with Bank of America, a financial services company, and Millennium Pharmaceuticals, a biopharmaceutical company. Ms. Chambers previously served on the board of Inari Medical, Inc. from 2021 until its acquisition by Stryker in February 2025. Ms. Chambers holds a B.S. from John Carroll University and an M.B.A. from The S.C. Johnson Graduate School of Management, Cornell University.

REBECCA CHAMBERS

Age: 47 Position(s) at Veracyte: Chief Financial Officer Position(s) Held Since: July 2021

Veracyte 2025 Proxy Statement	43

Executive Officers

Phillip Febbo, M.D., has served as our Chief Scientific Officer and Chief Medical Officer since October 2023. Previously, Dr. Febbo was the Chief Medical Officer at Illumina, Inc. from 2018 to 2023. Immediately before joining Illumina, Inc., Dr. Febbo served as CMO of Genomic Health, Inc. from 2013 to 2018. Earlier in his career, Dr. Febbo was a Professor of Medicine and Urology at the University of California, San Francisco. Dr. Febbo currently serves on the board of the Regan Udall Foundation for the FDA. Dr. Febbo previously served on the board of the American College of Medical Genetics and Genomics Foundation from 2018 to 2023 and as a Director on the board of Varian Medical Systems, Inc. from 2019 to 2021. Dr. Febbo holds a B.A. in Biology from Dartmouth College and an M.D. from UCSF. He completed his internal medicine residency at the Brigham and Women’s Hospital and his fellowship in oncology at the Dana-Farber Cancer Institute. While an Attending Physician in the Genitourinary Oncology Center at Dana-Farber and Instructor at Harvard Medical School, he spent five years as a post-doctoral fellow in Dr. Todd Golub’s laboratory at Dana-Farber and the Whitehead Institute Center for Genomic Research of the Massachusetts Institute of Technology (now the Broad Institute).

PHILLIP FEBBO

Age: 58 Position(s) at Veracyte: Chief Scientific Officer Chief Medical Officer Position(s) Held Since: October 2023

John Leite, Ph.D., has served as our Global Chief Commercial Officer since November 2024. Dr. Leite joined Veracyte in September 2022 as Senior Vice President, General Manager, Pulmonology & Market Access and was promoted to Chief Commercial Officer, CLIA in September 2023. Dr. Leite leads all aspects of our diagnostic tests that are performed in our CLIA laboratories in the U.S. and sold as IVD kits outside the U.S. This includes market development, product marketing, reimbursement and sales. From 2020 to 2022, Dr. Leite served as Chief Business Officer for Venn Biosciences Corporation dba Intervene Biosciences, a private-stage diagnostics company, where he was responsible for the company’s commercial, partnership and market access strategy. From 2014 to 2020, Dr. Leite held various leadership positions at Illumina, Inc., where he initially served as Vice President, Oncology, Market Development and Product Development, and then as Vice President, Clinical Business Development. Previously, Dr. Leite served as Vice President of Commercial Strategy and Market Access at Genoptix Medical Laboratories. Dr. Leite holds a B.S. in Biochemistry from Rutgers University and a Ph.D. in Biochemistry and Molecular Genetics from the University of Pittsburgh School of Medicine. In addition, he completed post-doctoral work as a National Research Service Award Fellow at the California Institute of Technology.

JOHN LEITE

Age: 53 Position(s) at Veracyte: Global Chief Commercial Officer Position(s) Held Since: November 2024

44	Veracyte 2025 Proxy Statement

Executive Officers

Annie McGuire has served as our General Counsel since February 2022 and our General Counsel and Chief People Officer since January 2023. Prior to joining Veracyte, Ms. McGuire served as General Counsel and Corporate Secretary at Rakuten Medical, Inc., a biotechnology company developing cellular therapies, from 2021 to 2022. Ms. McGuire previously served as Vice President, Legal at MyoKardia, Inc., a biotechnology company, from 2020 to 2021, through its acquisition by Bristol Myers Squibb. Prior to MyoKardia, Ms. McGuire served in several senior legal positions including executive compensation, employment, M&A and healthcare, as well as serving as the head of compliance for the bone health and cardiovascular business unit, at Amgen, Inc., a global biopharmaceutical company, from 2007 to 2020. Ms. McGuire began her career as an associate at the law firm Proskauer Rose LLP in New York and is admitted to the New York Bar. Ms. McGuire holds a Bachelor’s degree from Pace University and a Juris Doctor from New York Law School.

ANNIE MCGUIRE

Age: 45 Position(s) at Veracyte: General Counsel Chief People Officer Position(s) Held Since: January 2023

Veracyte 2025 Proxy Statement	45

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at specific compensation policies and decisions involving our NEOs for the year ended December 31, 2024. This CD&A is intended to be read in conjunction with the immediately following tables, which include historical context of pay.
The following executive officers constituted our named executive officers (“NEOs”) for the year ended December 31, 2024:

MARC STAPLEY Chief Executive Officer and Director	REBECCA CHAMBERS Chief Financial Officer	PHILLIP FEBBO Chief Scientific Officer and Chief Medical Officer	JOHN LEITE Global Chief Commercial Officer	ANNIE MCGUIRE General Counsel and Chief People Officer

Executive Summary
2024 Business Highlights
In 2024, we continued our strong performance through exceptional execution on the top line and bottom line through disciplined financial and budget management with our growth driven primarily by our Decipher and Afirma products.

46	Veracyte 2025 Proxy Statement

Executive Compensation
Certain financial and operational highlights of 2024 and recent developments include:

Financial Highlights
Total Revenues: $445.8 million (increase of 23% over 2023)
•Testing Revenue: $419.0 million (increase of 28% over 2023)
Net Income: $24.1 million (increase of 132% over 2023)
Cash on Hand: Generated $75.1 million of cash from operations and ended the year with $289.4 million of cash and cash equivalents

Test Volume
Grew test volume, driven by Decipher and Afirma, to 152,750 in 2024 (increase of 20% over 2023)
Our test volume, and revenue, is derived primarily from Decipher and Afirma genomic testing.
Our Decipher Prostate test provides actionable information to help physicians and their patients make treatment decisions across the spectrum of localized prostate cancer. As the most validated gene expression prostate test with 85 publications demonstrating the clinical validity and utility of the test, we continued to strengthen the body of evidence in 2024, adding 33 publications.
Afirma remains a market leader in thyroid diagnostics and saw positive advancements in 2024. We secured Medicare coverage for Afirma testing of patients with thyroid nodules classified as “Bethesda V,” giving more patients annually access to the test.

Other Highlights	Progressed with the launch of our first whole-genome MRD test in Muscle Invasive Bladder Cancer, submitting the technical assessment to MolDx in March of 2025. Adding MRD to our novel Veracyte Diagnostics Platform will expand our ability to serve patients across the cancer care continuum.

2024 Compensation Highlights
•Annual Cash Incentive Compensation Tied to Financial Performance. In 2024, our annual incentive award plan was designed to drive performance on key financial metrics — revenue and cash flow from operations. These metrics were achieved at 150%.
•Equity Mix. In 2024, our NEOs were granted a mix of PSUs and RSUs, with the equity mix consisting of 50% PSUs (at target) and 50% RSUs.
Pay Program Overview
We believe that the design and structure of our pay program, and, in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of stockholders. Our compensation programs are designed to reward our executives for superior short- and long- term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.

Veracyte 2025 Proxy Statement	47

Executive Compensation
In doing so, our Compensation Committee uses the following framework to achieve these objectives:

Base Salary
•Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives.
•Base salaries are fixed amounts paid in cash set with consideration for responsibilities, experience, individual contribution expectations and market data.

Annual Cash Incentive Compensation
•The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of certain strategic goals of Veracyte set by our Board of Directors.
•Our annual incentive award plan is a variable short-term element of total compensation payable in cash as a percentage of base salary designed to drive performance on key financial objectives, including revenue and cash flow from operations.

Long-Term Equity Incentive Compensation
•Long-term equity awards incentivize executives to deliver long-term stockholder value while also providing a retention vehicle for our top executive talent.
•NEO equity awards are a variable long-term element of total compensation typically delivered as:
•PSUs (based on achievement of revenue and cash balance metrics over two- and three- year periods)
•RSUs (vesting over four years)
•Stock options (vesting over four years; no longer granted since 2024)

2024 Target Pay Mix
Consistent with our philosophy of aligning executive pay with Veracyte’s short- and long-term performance, and to align the interests of management and stockholders, our compensation programs are designed such that the majority of executive compensation is in the form of variable, at-risk, incentive pay. For 2024, our Compensation Committee structured target pay packages for our Chief Executive Officer and NEOs was as follows:
2024 CEO Pay Mix
2024 Other NEO Pay Mix
Notes: Includes target annual cash-based incentives and the grant date fair value of annual equity grants, but excludes retention grants and new hire equity grants, which were not granted in 2024.

48	Veracyte 2025 Proxy Statement

Executive Compensation
Compensation Governance
Our Compensation Committee is responsible for oversight of Veracyte’s compensation program and practices. The committee maintains a pay program defined by robust corporate governance and a commitment to stockholder interests. We have committed to numerous practices and safeguards to ensure the compensation program does not misalign those interests. These include:

WHAT WE DO

Pay-for-performance philosophy and culture

An appropriate mix of short- and long-term incentives for our executives

Responsible use of shares under our long-term incentive program

Perform an annual risk assessment of our compensation program

Maintain stock ownership guidelines for all executives and non-executive directors

“Double-trigger” change-in-control provisions

Annually conduct Say-on-Pay vote

Engage an independent compensation consultant

Have an independent Compensation Committee

Maintain a compensation recovery policy to ensure accountability

WHAT WE DON'T DO

No excise tax gross-ups

No excessive perquisites

No repricing of stock option awards without stockholder approval

No discounted stock option awards

No hedging or pledging of our stock

No dividends or dividend equivalents on unvested equity awards

Say-on-Pay Results
Veracyte received approximately 95.2% support from stockholders for our 2024 say-on-pay proposal. The Compensation Committee is appreciative of this support and believes it indicates that stockholders are supportive of our pay program structure and the alignment we have created between management and stockholder interests. The Compensation Committee will continue to consider the results of future stockholder votes, along with other forms of stockholder input and feedback, when structuring executive pay.

95.2% Support received from stockholders for our 2024 say-on-pay proposal

Executive Compensation Philosophy and Objectives
We have designed our executive compensation program to reward our executive officers, including our NEOs, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain and motivate them to exert their best efforts in the highly competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salary, an annual cash bonus and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our Compensation Committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

Veracyte 2025 Proxy Statement	49

Executive Compensation
Compensation Determination Process
Role of Compensation Committee
Our Compensation Committee oversees our compensation policies, plans and benefits programs and determines and approves or makes recommendations to our Board of Directors regarding the compensation of our executive officers. In addition, our Compensation Committee reviews and approves or makes recommendations to our Board of Directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee conducts an annual review of all components of executive compensation for all executive officers and approves compensation for all executive officers other than our Chief Executive Officer, for whom it recommends compensation to the Board of Directors. Chief Executive Officer compensation and overall bonus achievement are then approved by the independent members of our Board of Directors. The Compensation Committee also reviews and recommends non-employee directors’ compensation to the full Board of Directors on an annual basis. The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties.
Role of Management
Veracyte’s Chief Executive Officer is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the Chief Executive Officer is not present during any voting or deliberations on his compensation. In 2024, the Chief Executive Officer reviewed the analysis and recommendations of Aon, with the Compensation Committee and made recommendations regarding proposed salary, cash bonus opportunities and equity awards for our officers (other than himself). Management also participates in conducting annual risk assessments and ensuring that any risks involving compensation are properly mitigated. The Compensation Committee exercises its business judgment in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards for all executive officers other than the Chief Executive Officer.
Role of Independent Compensation Consultant
The Compensation Committee retains an independent compensation consultant to provide professional expertise regarding a variety of executive compensation and market practices. The Compensation Committee believes that working with an independent compensation consultant furthers our objectives to recruit and retain qualified executives, align their interests with those of stockholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals. The independent consultant assists the Compensation Committee in setting compensation and designing a comprehensive plan. In 2024, the Compensation Committee retained Aon to provide the following services:
•Reviewing and modifying the compensation peer group;
•Evaluating executive and director market pay analysis;
•Developing executive and director pay programs;
•Evaluating equity pay market analysis;
•Examining the change in control and severance arrangement; and
•Updating certain proxy disclosures, including this CD&A.
The Compensation Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. Aon and its affiliates did not provide any services to us other than the services described in this proxy statement relating to director and executive compensation. The Compensation Committee conducted a specific review of its relationship with Aon in 2024, pursuant to the SEC rules and Nasdaq listing standards, and concluded that Aon’s work for the Compensation Committee did not raise any conflicts of interest.

50	Veracyte 2025 Proxy Statement

Executive Compensation
Use of Competitive Data
To assess the competitiveness of our executive compensation program and compensation levels, our Compensation Committee, with the assistance of Aon, examines the competitive compensation data for senior executives of our peer companies examining overall pay, and each pay element. The Compensation Committee uses a peer group to reference and analyze recent market data and understand the marketplace.
The Compensation Committee also considers other factors such as individual performance, experience, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time. The Compensation Committee uses its best business judgment in setting pay with the peer group data as a reference point rather than as specific benchmark or a specific formula for allocated pay across the various elements. The Compensation Committee conducts an annual assessment of the peer group to ensure that it reflects Veracyte’s most current financial and sector-specific standing.
2024 Peer Group
Aon helped the Compensation Committee identify companies similar to us with respect to sector and market capitalization, as well as revenue and headcount, to provide a broad perspective on competitive pay levels and practices. The Compensation Committee also considers criteria from outside investors and the talent market when selecting the final criteria and list of companies. The following criteria were applied in developing the peer group used for 2024 compensation decisions:
•Sector - Biotechnology/Pharmaceuticals, Life Sciences Tools and Services, and Health Care Equipment & Supplies companies;
•Market Capitalization - $600.0 million to $5.6 billion, which was 0.3x to 3.0x; and
•Revenue - 0.5x to 3x Veracyte’s projected revenues.
Using these criteria, in July 2023 the following 18 companies were approved to make up our 2024 peer group^:

10x Genomics (TXG)*	Adaptive Biotechnologies (ADPT)	Amicus Therapeutics (FOLD)*
CareDx (CDNA)	Cytek Biosciences (CTKB)	Exact Sciences (EXAS)
Fulgent Genetics (FLGT)*	Glaukos (GKOS)*	Guardant Health (GH)
Invitae (NVTA)	Maravai Lifesciences (MRVI)*	Myriad Genetics (MYGN)
Natera (NTRA)	NeoGenomics (NEO)	Nevro (NVRO)*
Pacific Biosciences of California (PACB)	Twist Bioscience (TWST)	Vericel (VCEL)
^     Castle Biosciences, Codexis and NanoString Technologies were removed from the peer list due to no longer fitting the criteria.
*     New in 2024.
At the time of approval, Veracyte was near the 50th percentile for revenue and market capitalization, reinforcing the balance in the group of companies.

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Consideration of Compensation Risk
Our compensation governance practices provide an appropriate framework for our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions.
On an annual basis, the Compensation Committee conducts a thorough risk assessment of our compensation programs and practices to analyze whether they encourage employees to take excessive or inappropriate risks. After conducting this analysis, the Compensation Committee concluded our compensation programs are, on balance, consistent with market practice and do not present material risks to us. The reasons for the Compensation Committee’s determination include the following:
•We structure our compensation programs to consist of both fixed and variable components. The fixed (or base salary) component of our compensation programs is designed to provide income independent of our stock price performance so that employees will not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) components of our compensation programs are designed to reward both short- and long-term company performance, which we believe discourages employees from taking actions that focus only on our short-term success and helps align our employees with our stockholders and on our longer-term success.
•We maintain internal controls over the measurement and calculation of financial information, which are designed to prevent this information from being manipulated by any employee, including our executive officers.
•While we generally do not cap cash incentive awards for our sales commissions plans to maximize the incentive for our sales force to meet and exceed their revenue and other commercial objectives, we do maintain internal controls over the determination of sales incentive awards, which we believe helps prevent problematic behaviors.
•Our employees are required to comply with our Code of Conduct, which covers, among other things, accuracy in keeping financial and business records.
•As part of our Insider Trading Policy, we prohibit the trading of derivatives or hedging transactions involving our securities so that our Board of Directors, executive officers and all other employees cannot insulate themselves from the effects of poor stock price performance or engage in trading that is not aligned with value creation for our stockholders.
Elements of Our Executive Compensation Program
To maintain a competitive and comprehensive pay package, we utilize three primary compensation vehicles to reward our executives: base salary, annual cash incentives and long-term equity compensation. When setting our compensation practices, we ensure that our program will focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.
2024 Base Salaries
Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved by the Compensation Committee upon the executive joining us, and then reviewed and adjusted, as appropriate, by the Compensation Committee on an annual basis, in consultation with Aon and based on consideration of various factors, including:
•The individual’s role and responsibilities;
•Individual contribution and performance of the past year;
•Overall experience and expertise;
•Current Veracyte base salary;
•Corporate performance; and
•Salaries for similar positions within our industry.

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Our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of the Board of Directors, approved the following base salaries for our NEOs in February 2023 in a similar manner, and at similar levels as our company-wide practices.

Executive	2023 Base Salary ($)	2024 Base Salary ($)	% Change (%)

Marc Stapley	650,000	675,000	3.8
Rebecca Chambers	510,000	530,400	4.0
Phillip Febbo(1)	550,000	550,000	0.0
John Leite(2)	450,000	472,500	5.0
Annie McGuire(3)	440,000	470,800	7.0
(1)Dr. Febbo was hired as Chief Scientific and Chief Medical Officer effective October 2, 2023. His salary for 2024 was approved in connection with his appointment.
(2)Dr. Leite was promoted from Senior Vice President, General Manager, Pulmonology & Market Access to Chief Commercial Officer, CLIA effective September 1, 2023. Dr. Leite’s salary was increased to $450,000 in connection to his promotion.
(3)Ms. McGuire assumed oversight of the project management office effective January 2024. Ms. McGuire’s salary increase is reflective of the role expansion and annual salary review.
2024 Annual Cash Incentives
We provide our executives, including our NEOs, with the opportunity to annually earn cash incentives to encourage the achievement of corporate objectives, and to reward those individuals who significantly impact our corporate results. Payments under our annual bonus plan are based on the achievement of corporate goals established by our Board of Directors. Actual performance against these metrics funds the annual bonus plan pool and threshold levels of performance must be met for the pool to be funded.
Each of our NEOs participated in our 2024 annual bonus plan. Executive officers who participate in this plan have an established annual incentive target, which is equal to a percentage of their base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus plan pool funding, pre-established company performance metrics and any adjustments for individual performance as assessed by the Compensation Committee (taking into consideration the assessment by the Chief Executive Officer) for the NEOs, and by the Board of Directors for the Chief Executive Officer. For 2024, our NEOs had the annual bonus target opportunities set forth in the table below. The target opportunities as a percentage of base salary for our incumbent NEOs were unchanged when compared to 2023. The maximum funding under the plan is 150% of target.

Executive	Target Annual Incentive (as % of base salary)

Marc Stapley	100
Rebecca Chambers	55
Phillip Febbo	55
John Leite	55
Annie McGuire	55

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2024 Bonus Plan Awards
In February 2024, the independent members of our Board of Directors, on the recommendation of the Compensation Committee, approved corporate goals for our 2024 annual bonus plan. Under the plan, eligible employees, including our NEOs, were eligible to receive a cash bonus if we achieved the corporate goals approved by our Board of Directors, as described in the table below.
The Compensation Committee maintained revenue as the primary financial performance measure to be used to determine annual cash bonuses as it is the best indicator of our growth in terms of aggregate test volume and sales, and successful execution of our annual operating plan. In addition, the Compensation Committee maintained our cash balance as a second key measure to determine annual cash bonuses to provide an incentive to manage our cash expenditures as we navigated toward profitability.
With respect to our NEOs, the bonus pool could be funded from 0% to 150% based upon achieving certain annual revenue and ending cash balance goals that were pre-established to align with our long-range goals as follows:

		Funding Amount

Goals	Weighting	75%	100%	150%

Revenue	60%	$394M	$408M	$436M
Cash Balance	40%	$228M	$245M	$279M
For 2024, the annual incentive bonuses for the NEOs were determined based solely on Veracyte performance and did not include an individual performance multiplier. Actual annual performance bonus awards paid out under the plan could be greater or less than the NEOs’ individual targets, as determined by the independent members of our Board of Directors at their discretion, considering the recommendation of the Compensation Committee. The Board of Directors did not exercise this discretion when determining the final awards for 2024.
In February 2025, the independent members of our Board of Directors, on the recommendation of the Compensation Committee, determined 2024 performance and the resulting cash bonus awards. For 2024, our total revenue, adjusted for the effect of changes in foreign currency exchange rates, was $446 million, which exceeded our goal of $408 million (an increase over the 2023 goal of $340 million and actual result of $358.5 million). For 2024, our ending cash balance was $289 million, which exceeded our goal of greater than $245 million (an increase over the 2023 goal of $160 million and actual result of $216.4 million).
Each metric is calculated individually, and the sum of the calculations determines the potential bonus pool payout:

Metric	Weighting	Minimum (75%)	Target (100%)	Maximum (150%)	Actual	Achievement (% of target payout)

Total Revenue	60%	$394M	$408M	$436M	$446M	150%
Ending Cash Balance	40%	$228M	$245M	$279M	$289M	150%
Total	100%					150.0%

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Based on a review of all goals and accomplishments, the independent members of our Board of Directors and Compensation Committee determined that the financial goals were achieved at 150%. Our NEOs’ earned annual incentives for 2024 were as follows:

	Original FY 2024 Opportunity			Actual

Executive	2024 Base Salary ($)	2024 Target Bonus (as a % of base salary)	Target Bonus ($)	Corporate Multiplier (%)	2024 Earned Bonus ($)

Marc Stapley	675,000	100	675,000	150.0	1,012,500
Rebecca Chambers	530,400	55	291,720	150.0	437,580
Phillip Febbo	550,000	55	302,500	150.0	453,750
John Leite	472,500	55	259,875	150.0	389,813
Annie McGuire	470,800	55	258,940	150.0	388,410
Equity Compensation
A significant portion of executive pay is delivered as long-term incentives in the form of equity awards, which are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance and encourage ownership in our company.
We grant equity awards in the form of RSUs and PSUs. The Compensation Committee believes that certain targeted PSUs can provide an appropriate long-term incentive for our executive officers, as PSUs reward our executive officers only to the extent certain performance measures aligned with driving increased stockholder value are met. We believe that RSUs reward our executive officers with long-term stock price appreciation while simultaneously helping us retain our executive officers, as RSUs provide some value to the recipient even if the market price of our common stock declines following the grant date.
The Compensation Committee initially determines the size of equity grants by considering the executive officer’s position and market data of our peer group companies as provided by Aon as well as overall dilution and other inputs. The Compensation Committee then takes into consideration each NEO’s recent performance history, his or her potential for future responsibility and criticality of his or her work to the long-term success of our company and the retention value of outstanding awards. The Compensation Committee uses its judgment to give relative weight to each of these factors as it sets the size of the equity grant to appropriately create an opportunity for reward based on increasing stockholder value. For newly hired or promoted executive officers, the Compensation Committee also takes into consideration the value needed to induce the individual to accept the position and to drive substantial performance.
2024 Equity Grants
In February 2024, the Compensation Committee (and, in the case of our Chief Executive Officer, our Board of Directors), in consultation with Aon and in consideration of governance best practices as well as ongoing market trends and data of our compensation peers, determined to provide NEOs with annual grants that consisted of 50% RSUs and 50% PSUs. While no longer granting options to our NEOs, PSUs increased as a portion of 2024 total equity compensation (“2024 PSUs”). The terms of these 2024 PSUs are described below. The approved annual equity awards were granted to the NEOs, in the following amounts:

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Executive	RSUs (#)	PSUs (#)

Marc Stapley	114,724	114,724
Rebecca Chambers	59,856	59,856
Phillip Febbo	39,904	39,904
John Leite	49,880	49,880
Annie McGuire	49,880	49,880
Time-Based Vesting RSUs
The annual RSU awards granted in March 2024 vest as to 1/4 on the first anniversary of March 2, 2024 and then in equal quarterly installments over the following 12 quarters, based on continuing service on each vesting date (until the fourth anniversary of March 2, 2024).
Performance-Based RSUs
In March 2024, we again granted PSUs to certain of our executive officers, referred to as the 2024 PSUs. In 2023, we selected and continue to use revenue as a performance metric because we believe it is, and continues to be, an important indicator of our strategic long-term growth at this stage in our company’s maturity and it has been an important metric used by investors to assess the health and trajectory of our business. Further, in 2023, we incorporated an additional cash balance performance metric into this program to drive and reward improving profitability and durable growth, which is a key focus for the company. The 2024 PSUs continue to include revenue and cash balance as performance metrics. Additionally, to enhance the retention value of our long-term equity program and to drive sustained stockholder value growth, the 2024 PSUs also include a time-based service requirement such that any “achieved” PSUs will vest approximately one year after the end of the applicable performance period, subject to the officer’s continued service to Veracyte.
Consistent with our 2023 PSU awards, the 2024 PSU awards are split into a two-year measurement period and a three-year measurement period to reward growth and execution over time. Forty percent of the total number of shares subject to the PSU granted in 2024 will be earned if the revenue and cash balance for the two-year period ending December 31, 2025 equals or exceeds a certain threshold and 60% of the total number of shares subject to the PSU will be earned if the revenue and cash balance for the three-year period ending December 31, 2026 equals or exceeds a higher threshold. Achievement between threshold, target and maximum levels of performance of each metric is interpolated, with a maximum achievement level of 150% of the target PSUs for each performance period. For the 2024 PSUs, the officer must remain in service with Veracyte at the end of each of these measurement periods to “earn” the PSUs at the approved achievement level and the officer must remain in service until the following year end in order for the PSUs to vest, with the exception of a qualified termination. In the event of a qualified termination after the end of PSUs were earned and before the vesting date the officer will still be eligible to receive the earned PSUs. At the time these 2024 PSUs were awarded, the Compensation Committee and Board of Directors believed our primary and immediate focus should be on increased, sustained revenue growth across multiple time horizons and with increased attention to profitability. To that end, in addition to including short-term one-year revenue growth and cash balance goals in the 2024 annual bonus plan, the Compensation Committee felt the 2024 PSU’s two-year and three-year measurement periods were the most appropriate length for our growth strategy and drive toward profitability. In the Compensation Committee’s opinion, this structure strikes a reasonable balance between investing for long-term growth and an ongoing focus on medium-term revenue increases, balances with cash management, given the dynamic changes in the diagnostic and testing marketplace. For purposes of the 2024 PSU awards, “revenue” means our total revenue calculated in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), as reported in our annual financial statements for the applicable year excluding adjustments for acquisitions or similar transactions and including adjustments for the impact of foreign currency exchange and portfolio decisions made by the Board to discontinue any of the company’s products for which projected revenue was included in the forecast on which the revenue target was based and “cash balance” means our cash and cash equivalents as of December 31 of the subject year calculated in accordance with U.S. GAAP, as reported in its annual

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financial statements for the subject year, excluding adjustments for acquisitions or similar transactions and including adjustments for capital raises, capital uses and the impact of acquisition-related contingent consideration obligations arising or occurring on or following the start of the applicable performance period.
Significant Competitive Harm in Disclosing Thresholds
We have not publicly disclosed the specific PSU performance thresholds because we believe advance disclosure of the thresholds could cause significant competitive harm to our business. The thresholds were purposefully set to be more aggressive than our disclosed guidance and long-term financial plan and are fully achievable only by outperforming such guidance and plan. If specific thresholds were disclosed, they could be treated as our new guidance or long-term financial plan, which would not align with (i) our purpose of using the PSU performance thresholds to encourage exceptional outperformance of our rigorous disclosed guidance and plan, and (ii) how we understand the role the PSU performance thresholds have in our long-term business and strategy. Disclosing the specific thresholds could also create a retention risk for our Chief Executive Officer and other NEOs, who are crucial to the execution of our next phase of growth by giving insight into the retentive value of the PSU awards. Companies competing for our top executive talent could use the thresholds’ rigor and the significant challenge of achieving the full award, depending on how many tranches have been earned and what remains of the performance period, to undercut the value of the PSU awards by offering a sign-on bonus or a more easily achievable compensation package to induce our NEOs to leave Veracyte. While we are not disclosing the thresholds in advance, we plan to appropriately disclose applicable achievements in a fiscal year in the following year’s proxy statement.
Prior Year PSUs – Achievement
The following table and footnotes summarizes PSU awards that were eligible to be achieved during 2024.

PSU Awards (Year of Grant)	Performance Period	Performance Metric	Achievement (%)

2022 PSUs(1)	3 years ended December 2024	Revenue calculated in accordance with U.S. GAAP, adjusted for foreign currency exchange impact and portfolio decisions	118.8% of target level performance of $440 million in Revenue 118.8% PSUs earned; vested in February 2025

2023 PSUs(1)	2 years ended December 2024
Revenue calculated in accordance with U.S. GAAP, adjusted for foreign currency exchange impact and portfolio decisions
Ending Cash, Cash Equivalents and Short-Term Investment balance as of December 31, 2024, excluding the impact of acquisitions and capital raises and uses
139.7% of target level performance of $397 million in Revenue and max of 150% of target level performance of $175 million in Cash 143.8% PSUs earned; vested in February 2025
(1)Any achieved PSUs vested upon the date the achievement was certified by the Compensation Committee during the first quarter of 2025, subject to the officer’s continued service to Veracyte.
Additional Compensation Practices and Policies
Compensation Recovery Policy
On April 23, 2023, our Board of Directors adopted a compensation recovery policy (the “Clawback Policy”) intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as implemented by Nasdaq rules and the SEC’s rules and regulations. The Clawback Policy requires us to recover certain incentive-based compensation (as defined in the Clawback Policy) paid or granted to our officers, and such additional employees as may be identified from time to time, in the event we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws. The policy requires each person covered thereby to reimburse or forfeit to us all incentive-based compensation received by them prior to the restatement that exceeds the amount they would have received had their incentive-based compensation been calculated based on the

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financial restatement. The recovery period extends up to three years prior to the date that it is, or reasonably should have been, concluded that we are required to prepare a restatement. The Clawback Policy applies to incentive-based compensation that is received (as defined in the Clawback Policy) after the effective date of the applicable Nasdaq rules. Per applicable requirements, the Clawback Policy is enforced without consideration of responsibility or fault or lack thereof. The full text of the Clawback Policy is included as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended December 31, 2023.
Hedging, Derivative Securities Transactions, Short Selling and Pledging
Under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our Board of Directors are prohibited from engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts and may not contribute our securities to exchange funds that could be interpreted as having the effect of hedging in our securities. Further, our employees (including executive officers) and the non-employee members of our Board of Directors are prohibited from engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market and from engaging in short sales of our securities, including short sales “against the box.”
Also, under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our Board of Directors are prohibited from using or pledging our securities as collateral in a margin account or as collateral for a loan. The full text of our Insider Trading Policy is included as Exhibit 19 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Executive and Board Stock Ownership Guidelines
We maintain stock ownership guidelines for our executive officers and members of our Board of Directors. Under these guidelines, the Chief Executive Officer and each other individual serving as a C-Level executive officer and each member of our Board of Directors must achieve the requirement within five years of becoming subject to the guidelines. We believe these stock ownership guidelines create alignment between our executive officers and members of the Board of Directors and the long-term performance of the company.

Position	Requirement

Chief Executive Officer	3x base salary
C-Level Executive Officers other than Chief Executive Officer	1x base salary
Non-Employee Members of the Board of Directors	3x annual cash retainer
For the purposes of determining stock ownership levels, the following forms of equity interests are included: shares owned by the officer directly, or held in trust for the benefit of, the officer or director or his or her immediate family members residing in same household or through trusts; and the “In-the-Money” value of vested stock option awards. Unvested stock options, unvested restricted stock units and unvested performance stock units are not included for the purposes of our stock ownership guidelines. The applicable guidelines must be met within the earliest of five years from: (i) joining Veracyte, (ii) promotion to a C-Level executive officer or (iii) establishment of the guidelines in February 2021. As of December 31, 2024, all non-employee directors and all of our current executive officers who are subject to these requirements were in compliance with our stock ownership guidelines, other than those executive officers whose employment began in 2022 or more recent years, each of whom has sufficient time remaining to meet the required ownership level.

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Tax and Accounting Considerations
Deductibility of Executive Compensation
Our Compensation Committee may take into consideration the accounting and tax treatment of the compensation and benefit arrangements of our NEOs. These considerations are in addition to those described above that were material to the pay decisions for the most recent fiscal year.
While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.
Taxation of “Parachute” Payments and Deferred Compensation
Sections 280G and 4999 of the Internal Revenue Code provide that certain employees, officers and directors, as well as individuals who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.
We have not agreed and are not otherwise obligated to provide any named NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code.
Accounting for Stock-Based Compensation
We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this CD&A, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.
Compensation Committee Report
This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
Submitted by The Compensation Committee of the Board of Directors
Karin Eastham (Chair)
Jens Holstein
Brent Shafer

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Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our NEOs for 2022, 2023 and 2024.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Marc Stapley Chief Executive Officer	2024	675,000	—	5,125,868	—	1,012,500	3,000	6,816,368
	2023	650,000	—	3,703,968	1,927,416	900,250	3,000	7,184,634
	2022	625,000	—	2,206,626	1,475,796	625,000	3,000	4,935,422
Rebecca Chambers Chief Financial Officer	2024	530,400	—	2,674,366	—	437,580	3,000	3,645,346
	2023	510,000	—	1,234,624	642,467	388,493	3,000	2,778,584
	2022	463,500	—	1,406,185	1,144,161	305,910	3,000	3,322,756
Phillip Febbo Chief Scientific and Chief Medical Officer	2024	550,000	—	1,782,911	—	453,750	3,000	2,789,661
	2023	137,500	—	2,335,753	1,206,047	104,741	3,000	3,787,041
John Leite Global Chief Commercial Officer	2024	472,500	—	2,228,638	—	389,813	3,000	3,093,951
	2023	421,067	—	858,051	377,918	264,433	3,000	1,924,469
Annie McGuire General Counsel and Chief People Officer	2024	470,800	—	2,228,638	—	388,410	3,000	3,090,848
	2023	440,000	—	1,111,181	578,214	335,170	16,553	2,481,118
	2022	334,872	—	933,955	946,422	154,041	77,765	2,447,055
(1)Amounts represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Topic 718 for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in Note 9 to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2024. There can be no assurance that option awards will be exercised or that RSUs or PSUs will settle (in which case no value will be realized by the individual) or that the value on exercise of options or settlement of RSUs or PSUs will approximate the fair value as computed in accordance with Topic 718. We computed the grant date fair value of PSU awards based on our achievement of the PSU awards' performance conditions at 100% of target. If the PSUs were instead valued based on the maximum outcome of the applicable performance condition (i.e., based on maximum level performance), the total amount for the PSU awards reported in this column for 2024 would increase as follows: Mr. Stapley from $2,562,934 to $3,844,401; Ms. Chambers from $1,337,183 to $2,005,775; Dr. Febbo from $891,455 to $1,337,183; Dr. Leite from $1,114,319 to $1,617,479; and Ms. McGuire from $1,114,319 to $1,617,479.
(2)The amounts reported in the Non-Equity Incentive Plan Compensation column for 2024 represent annual cash bonuses paid to the NEOs as described in “—Compensation Discussion and Analysis—2024 Annual Cash Incentives.”
(3)Other income includes matching contributions to 401(k) plans in an amount up to $3,000 per year.

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Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2024 for each of our NEOs under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Marc Stapley	Cash		506,250	675,000	1,012,500	—	—	—	—	—	—	—
	RSUs(4)	3/6/2024	—	—	—	—	—	—	114,724	—	—	2,562,934
	PSUs(5)	3/6/2024	—	—	—	86,043	114,724	172,086	—	—	—	2,562,934
Rebecca Chambers	Cash		218,790	291,720	437,580	—	—	—	—	—	—	—
	RSUs(4)	3/6/2024	—	—	—	—	—	—	59,856	—	—	1,337,183
	PSUs(5)	3/6/2024	—	—	—	44,892	59,856	89,784	—	—	—	1,337,183
Phillip Febbo	Cash		226,875	302,500	453,750	—	—	—	—	—	—	—
	RSUs(4)	3/6/2024	—	—	—	—	—	—	39,904	—	—	891,455
	PSUs(5)	3/6/2024	—	—	—	29,928	39,904	59,856	—	—	—	891,455
John Leite	Cash		194,906	259,875	389,813	—	—	—	—	—	—	—
	RSUs(4)	3/6/2024	—	—	—	—	—	—	49,880	—	—	1,114,319
	PSUs(5)	3/6/2024	—	—	—	37,410	49,880	74,820	—	—	—	1,114,319
Annie McGuire	Cash		194,205	258,940	388,410	—	—	—	—	—	—	—
	RSUs(4)	3/6/2024	—	—	—	—	—	—	49,880	—	—	1,114,319
	PSUs(5)	3/6/2024	—	—	—	37,410	49,880	74,820	—	—	—	1,114,319
(1)Reflects threshold, target and maximum cash bonus amounts for 2024 performance under our 2024 bonus plan, as described in “—Compensation Discussion and Analysis-2024 Bonus Plan Awards.” These amounts do not necessarily correspond to the actual amounts that were received by our NEOs.
(2)Reflects threshold, target and maximum amounts for 2024 PSUs awards, as described in “—Compensation Discussion and Analysis—Equity Compensation.”
(3)The amounts reported in this column represent the grant date fair value of each award as computed in accordance with ASC 718. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our NEOs from the awards. In particular, amounts in this column include the grant date fair value of the 2024 PSUs granted to our NEOs during the year ended December 31, 2024, as computed in accordance with ASC 718, assuming the probable outcome of related performance conditions, which we have expected to be achieved at 100% of target for each of the 2024 PSUs.
(4)The RSUs vest at a rate of 1/4th of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/16th of the total number of RSUs on each quarter thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(5)40% of the total number of PSUs will vest on December 2, 2026 subject to the certification of achievement of the performance metric for the performance period ending December 31, 2025 and 60% of the total number of PSUs will vest on December 2, 2027 subject to the certification of achievement of the performance metric for the performance period ending December 31, 2026 and the continued service of the applicable executive. The PSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”

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Executive Compensation
2024 Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning the outstanding and unexercised stock options, outstanding RSUs and outstanding PSUs that have not vested for each NEO as of December 31, 2024.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Options (# Unexercisable)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)		Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($) (4)

Marc Stapley	6/1/2021	120,794	17,257		36.60	6/1/2031	5,851	231,700		—	—
	3/3/2022	70,830	32,196		26.02	3/3/2032	40,054	1,586,138		—	—	(5)
	3/6/2023	56,380	72,489		23.73	3/6/2033	88,791	3,516,124		70,239	2,781,464	(6)
	3/6/2024						114,724	4,543,070		86,043	3,407,303	(7)
Rebecca Chambers	7/19/2021	57,229	9,771		36.59	7/19/2031	6,375	252,450		—	—
	3/3/2022	25,968	11,805		26.02	3/3/2032	14,686	581,566		—	—	(5)
	8/5/2022	28,386	8,110	(2)	27.90	8/5/2032	5,351	211,900	(8)	—	—
	3/6/2023	18,793	24,163		23.73	3/6/2033	29,597	1,172,041		23,412	927,115	(6)
	3/6/2024						59,856	2,370,298		44,892	1,777,723	(7)
Phillip Febbo	10/2/2023	25,041	60,817		21.96	10/2/2033	70,476	2,790,850		47,864	1,895,414	(6)
	3/6/2024						39,904	1,580,198		29,928	1,185,149	(7)
John Leite	9/1/2022	24,212	18,832		19.81	9/1/2032	11,244	445,262		—	—
	3/6/2023	11,054	14,214		23.73	3/6/2033	8,869	351,212		—	—
	9/11/2023						11,006	435,838		17,222	681,991	(6)
	3/6/2024						49,880	1,975,248		37,410	1,481,436	(7)
Annie McGuire	2/28/2022	29,873	12,302		27.80	2/28/2032	7,143	282,863		—	—	(5)
	8/5/2022	14,193	4,055	(2)	27.90	8/5/2032	2,676	105,970	(8)	—	—
	3/6/2023	16,913	21,747		23.73	3/6/2033	26,636	1,054,786		21,072	834,451	(6)
	3/6/2024						49,880	1,975,248		37,410	1,481,436	(7)
(1)Except as otherwise noted, options become exercisable as to 25% of the shares on the first anniversary of the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. The options have a term of ten years, subject to earlier termination upon termination of employment. The options are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.
(2)The stock option vests at a rate of 1/3rd of the total number of shares of common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/36th of the total number of shares of common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control” below.

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(3)Based on a price of $39.60 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2024. Except as otherwise noted, RSUs vest and settle as to 25% of the units on the first anniversary of the vesting commencement date, and the remaining RSUs vest and settle at a rate of 1/16th of the total number of shares subject to the units each quarter thereafter. The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.
(4)Based on a price of $39.60 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2024 and assuming the PSU awards' performance conditions are achieved at 100% of target. The PSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.
(5)For the 2022 PSUs, 1/3 of the total number of PSUs were eligible to be earned and vest subject to and upon certification of achievement of the performance metric for the performance period ending December 31, 2023 (the “2023 Tranche”) and 2/3 of the total number of PSUs were eligible to be earned and vest subject to and upon the certification of achievement of the performance metric for the performance period ending December 31, 2024 (the “2024 Tranche”) and the continued service of the applicable executive. The 2022 PSUs vest between 75% and 125% of the total grant based on the achievement of the performance metrics. The 2024 Tranche was earned at 118.8% of target achievement and the resulting PSUs are included under the column titled “Number of Shares or Units of Stock That Have Not Vested”; they vested in February 2025.
(6)For the 2023 PSUs, 40% of the total number of PSUs were eligible to be earned and vest subject to and upon certification of achievement of the performance metric for the performance period ending December 31, 2024 (the “2024 Tranche”) and 60% of the total number of PSUs will vest subject to and upon the certification of achievement of the performance metric for the performance period ending December 31, 2025 (the “2025 Tranche”) and the continued service of the applicable executive. The 2023 PSUs vest between 75% and 150% of the total grant based on the achievement of the performance metrics. The 2024 Tranche was earned at 143.8% of target achievement and the resulting PSUs are included under the column titled “Number of Shares or Units of Stock That Have Not Vested”; they vested in February 2025. The performance period for the 2025 Tranche has not yet concluded and such PSUs are reflected at the overall maximum performance level under the column titled “Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested.”
(7)For the 2024 PSUs, 40% of the total number of PSUs will vest subject to and upon certification of achievement of the performance metric for the performance period ending December 31, 2025 and 60% of the total number of PSUs will vest subject to and upon the certification of achievement of the performance metric for the performance period ending December 31, 2026 and the continued service of the applicable executive. The 2024 PSUs vest between 75% and 150% of the total grant based on the achievement of the performance metrics. The performance period for the 2024 PSUs have not yet concluded and such PSUs are reflected at the overall threshold performance levels under the column titled “Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested.”
(8)The RSUs vest at a rate of 1/3rd of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/12th of the total number of RSUs on each quarter thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control” below.
Stock Option Exercises and Stock Vested Table
The following table presents, for each of our NEOs, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs and PSUs during 2024 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs and PSUs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Marc Stapley	—	—	71,761	1,964,975
Rebecca Chambers	—	—	36,515	1,030,640
Phillip Febbo	—	—	13,295	586,575
John Leite	—	—	13,322	383,028
Annie McGuire	—	—	19,524	560,964
(1)The value realized on exercise is calculated as the difference between the fair market value of our common stock on the date of exercise and the applicable exercise price of those options.
(2)The aggregate value realized upon the vesting and settlement of an RSU or PSU is based on the closing price on the Nasdaq Global Market of a share of common stock on the date prior to the day of vesting.

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Executive Compensation
Employment or Letter Agreements
Marc Stapley
We entered into an employment agreement with Mr. Stapley, our Chief Executive Officer, on May 7, 2021. The agreement provides for base salary, subject to periodic review. Under the employment agreement, Mr. Stapley is also eligible to earn a bonus based on criteria and terms and conditions as may be established by our Board of Directors as well as a grant of restricted stock, stock options and performance-based stock units. We have also entered into a change of control and severance agreement with Mr. Stapley that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.
Rebecca Chambers
We entered into an amended and restated offer letter with Ms. Chambers, our Chief Financial Officer, on August 15, 2021. The letter provides for base salary, subject to periodic review. Under the employment agreement, Ms. Chambers is also eligible to earn a bonus based on criteria and terms and conditions as may be established by our Board of Directors, as well as a grant of restricted stock units, stock options and performance-based stock units. We have also entered into a change of control and severance agreement with Ms. Chambers that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.
Phillip Febbo
We entered into an offer letter with Dr. Febbo, our Chief Scientific Officer and Chief Medical, on September 11, 2023. The letter provides for base salary, subject to periodic review. Pursuant to the offer letter, Dr. Febbo is eligible for a bonus based on criteria and terms and conditions as may be established by our Board of Directors, as well as equity grants subject to approval by our Board of Directors. We have also entered into a change of control and severance agreement with Dr. Febbo that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.
John Leite
We entered into a promotion letter with Dr. Leite when he was promoted to Chief Commercial Officer, CLIA, on August 22, 2023. The letter provides for base salary, subject to periodic review. Dr. Leite is also eligible for an increased target bonus based on criteria and terms and conditions as may be established by our Board of Directors. The promotion letter also provided a grant of 2023 PSUs under the same terms and performance as the PSUs granted to existing executive officers. We have also entered into a change of control and severance agreement with Dr. Leite that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.
Annie McGuire
We entered into an offer letter with Ms. McGuire, our General Counsel and Chief People Officer, on January 9, 2023. The letter provides for base salary, subject to periodic review. Pursuant to the offer letter, Ms. McGuire is also eligible to earn a bonus based on criteria and terms and conditions as may be established by our Board of Directors, as well as equity grants subject to approval by our Board of Directors. We have also entered into a change of control and severance agreement with Ms. McGuire that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.
Equity Grant Timing
We generally grant equity awards to our NEOs in the first quarter of the fiscal year. In certain circumstances, including the hiring or promotion of an officer, or the granting of special awards, we may approve grants at other times. We do not take material nonpublic information into account when determining the timing and terms of equity awards granted to non-employee directors or NEOs, and we do not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

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Executive Compensation
Potential Payments upon Termination or Change in Control
We have entered into change of control and severance agreements with each of our NEOs.
Each of these agreements has an initial term of four years, which term automatically renews for additional one‑year periods unless either party provides written notice of non-renewal at least 60 days prior to the date of automatic renewal and which term extends for one year from a “change of control,” as defined in the agreement, if such change of control occurs within the final 12 months of the initial term or the term as extended through automatic renewal.
Outside of a Change in Control
Pursuant to each of the agreements, if the NEO is terminated by us without “cause” (as defined in the agreement), or terminates his or her employment for “good reason” (as defined in the agreement), each outside the period beginning two months prior to and ending 12 months following a change of control, or the “change of control period” (as defined in the agreement), he or she is entitled to the following benefits:
Mr. Stapley: (i) 12 months of salary continuation from the termination date, (ii) a lump sum payment equal to his prorated annual bonus for the applicable performance period based on actual corporate performance and (iii) up to 12 months continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
Ms. Chambers, Dr. Febbo, Dr. Leite and Ms. McGuire: (i) 6 months of salary continuation from the termination date and (ii) up to 6 months continuation coverage under COBRA.
During Change in Control Period
Pursuant to each of these agreements, if the NEO is terminated by us without cause, or terminates his or her employment for good reason each during the change of control period, he or she is entitled to the following benefits:
Mr. Stapley: (i) a lump sum severance payment equal to 24 months of salary, (ii) a lump sum payment equal to 200% of the highest of his (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs, (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance, unless provided otherwise in the applicable PSU agreement) and (iv) up to 24 months continuation coverage under COBRA.
Ms. Chambers, Dr. Febbo, Dr. Leite and Ms. McGuire: (i) a lump sum severance payment equal to 18 months of salary from the termination date, (ii) a lump sum payment equal to 150% the highest of his or her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance, unless provided otherwise in the applicable PSU agreement) and (iv) up to 18 months continuation coverage under COBRA.
Upon a change in control of the company, the NEO may be subject to a reduction in compensation as a result of excise tax calculations under the best net after-tax severance approach pursuant to Section 4999 of the Code.
The receipt of the above-described benefits is subject to the NEO executing a release of certain claims against us.
The following table illustrates the potential payments and benefits our NEOs would be entitled to upon termination of employment or a Change in Control (“CIC”) under each situation listed below. The potential payments assume that the termination and/or termination resulting from a CIC occurred on December 31, 2024 and, where applicable, use the closing price of our Common Stock of $39.60 on December 31, 2024, the final trading day of the year. The table is merely an illustrative example of the impact of a hypothetical termination of employment or change in control and qualifying termination. The amounts that would actually be paid upon a termination of employment can only be determined at the time of such termination, based on the facts and circumstances then prevailing. The receipt of the above-described benefits is subject to the NEO executing a release of certain claims against us.

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Executive Compensation

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control

Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)

Marc Stapley	1,687,500	38,969	—	1,726,469	3,150,500	77,938	17,232,091	20,460,529
Rebecca Chambers	265,200	19,484	—	284,684	1,378,340	58,453	8,012,807	9,449,600
Phillip Febbo	275,000	19,484	—	294,484	1,278,750	58,453	7,918,741	9,255,944
John Leite	236,250	19,484	—	255,734	1,105,400	58,453	6,102,978	7,266,831
Annie McGuire	235,400	19,484	—	254,884	1,208,955	58,453	6,325,747	7,593,155
(1)The cash severance amount related to base salary was determined based on the base salaries in effect on December 31, 2024. The cash severance amount related to annual cash bonus was determined based on the 2023 earned bonus and for Mr. Febbo, based on the 2024 target bonus.
(2)The value of accelerated vesting is calculated based on the per share closing price of our common stock on The Nasdaq Stock Market as of December 31, 2024, the final trading day of the year ($39.60) less, if applicable, the exercise price of each outstanding stock option. In addition, the value of the accelerated vesting of any outstanding PSUs for which the performance period has not yet ended is based upon “at target” achievement.
Pay Versus Performance
In accordance with rules adopted by the Securities and Exchange Commission pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs”) and Non-PEO NEOs and company performance for the fiscal years listed below. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for Marc Stapley ($)(1)	Summary Compensation Table Total for Bonnie Anderson ($)(1)	Compensation Actually Paid to Marc Stapley ($)(1)(2)(3)	Compensation Actually Paid to Bonnie Anderson ($)(1)(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)(3)	Value of Initial Fixed $100 Investment based on:(4)		Net Income ($ in millions)	Total Revenue ($ in millions)(⁵)

							TSR ($)	Peer Group TSR ($)

2024	6,816,368	—	14,888,998	—	3,154,952	6,617,801	141.83	118.20	24.1	445.8
2023	7,184,634	—	9,559,060	—	2,742,803	3,440,029	98.53	118.87	(74.4)	361.1
2022	4,935,422	—	1,622,674	—	3,725,476	1,450,011	84.99	113.65	(36.6)	296.5
2021	5,741,940	4,518,093	5,700,065	2,876,781	2,235,504	(434,017)	147.56	126.45	(75.6)	219.5
2020	—	4,571,345	—	15,466,734	2,200,189	5,837,075	175.29	126.42	(34.9)	117.5
(1)Bonnie Anderson was our PEO until June 2021. Marc Stapley has been our PEO from June 2021 to present. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

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Executive Compensation

2020	2021	2022	2023 - 2024

Keith Kennedy	Keith Kennedy	Giulia Kennedy	Rebecca Chambers
Giulia Kennedy	Giulia Kennedy	Rebecca Chambers	Phillip Febbo
John Hanna	James Erlinger III	Tina Nova	John Leite
James Erlinger III	Beverly Jane Alley	Annie McGuire	Annie McGuire
Rebecca Chambers
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.
(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column below reflect the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for Marc Stapley ($)	Exclusion of Stock Awards and Option Awards for Marc Stapley ($)	Inclusion of Equity Values for Marc Stapley ($)	Compensation Actually Paid to Marc Stapley ($)

2024	6,816,368	(5,125,868)	13,198,498	14,888,998

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2024	3,154,952	(2,228,638)	5,691,487	6,617,801
The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Marc Stapley ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Marc Stapley ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Marc Stapley ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Marc Stapley ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Marc Stapley ($)	Total - Inclusion of Equity Values for Marc Stapley ($)

2024	9,086,140	4,361,025	—	(248,667)	—	13,198,498

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Average Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2024	3,950,496	1,682,964	—	58,027	—	5,691,487
(4)The Peer Group TSR set forth in this table utilizes the NASDAQ Biotechnology Index, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2024. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year in the company and in the NASDAQ Biotechnology Index, respectively. Historical stock performance is not necessarily indicative of future stock performance.

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Executive Compensation
(5)We determined Total Revenue to be the most important financial performance measure used to link company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2024. This performance measure may not have been the most important financial performance measure in prior years, and we may determine a different financial performance measure to be the most important financial performance measure in future years.
Relationship Between Compensation Actually Paid and Performance
The following charts show the relationship between Compensation Actually Paid, Total Stockholder Return, total revenue and net loss for 2020, 2021, 2022, 2023 and 2024.

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Executive Compensation
Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the company considers to have been the most important in linking Compensation Actually Paid to our PEO and other NEOs for 2024 to company performance. The measures in this table are not ranked.

Total Revenue
Ending Cash Balance
Gross Margin on Testing Revenue
CEO Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”).
The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.
Measurement Date
We identified the median employee using our employee population on December 31, 2024 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis). We did not include any contractors or other non-employee workers in our employee population.
Consistently Applied Compensation Measure (“CACM”)
Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay for 2024, b) annual target cash incentive opportunity for 2024, and c) the grant date fair value for equity awards granted in 2024. Cash compensation for new hire employees that commenced employment in 2024 was annualized to reflect a full year. This process resulted in the identification of an employee whose compensation was anomalous due to being a new hire in 2024. As a result, we substituted an employee near the median whose compensation was viewed as more representative.
Methodology and Pay Ratio
On December 31, 2024, the determination date, our principal executive officer was Mr. Marc Stapley, our Chief Executive Officer. For 2024, the total annual compensation for Mr. Stapley was $6,816,368. The total annual compensation of our median employee in 2024 was $154,756. The ratio of these two amounts is approximately 44:1.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

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Executive Compensation
Limitations on Liability and Indemnification Matters
Our Restated Certificate contains provisions that eliminate the personal liability of our directors to the corporation or our stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.
Our Restated Certificate and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as authorized by the Board of Directors or by the action of a committee of the Board of Directors or designated officers established by or designated in resolutions approved by the Board of Directors. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain other employees, in addition to the indemnification provided for in our Restated Certificate and amended and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and certain other employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and certain other employees for the defense of any action for which indemnification is required or permitted.
We believe that provisions of our Restated Certificate, amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified directors, officers and employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our Restated Certificate and amended and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Rule 10b5-1 Sales Plans
Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

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Equity Compensation Plan Information
See discussion under the section titled “Proposal No. 5 Approval of Amendment to Veracyte, Inc. 2023 Equity Incentive Plan—Equity Compensation Plan Information.”

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Report of the Audit Committee of the Board of Directors
The Audit Committee acts pursuant to a written charter that was adopted by the Board of Directors. Each member of the Audit Committee qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market.
In performing its functions, the Audit Committee acts in an oversight capacity and necessarily relies on the work and assurances of Veracyte’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of Veracyte’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that Veracyte’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of Veracyte’s internal control over financial reporting.
Within this framework, the Audit Committee has reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2024. The Audit Committee has also discussed Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.” In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2024.
Audit Committee
Karin Eastham
Jens Holstein (Chair)
Evan Jones

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Certain Relationships and Related Party Transactions
In addition to the compensation arrangements of our directors and NEOs discussed elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2024, to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Related Party Transaction Approval
We have a formal policy that our executive officers, directors, director nominees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a transaction in which we are or will be a party and in which the amount involved exceeds $120,000 without the prior consent of our Audit Committee. Any request for us to enter into such a transaction must first be presented to our Audit Committee, or if a member of our Audit Committee is involved in the transaction, to the disinterested and independent members of our Board of Directors for review, consideration and approval. In approving or rejecting any such proposal, the disinterested and independent members of our Board of Directors will consider all relevant facts and circumstances reasonably available to them.

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Additional Information
Stockholder Proposals for the 2026 Annual Meeting
If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2026 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC as set forth in Rule 14a-8. One of the requirements is that the proposal be received by our Secretary no later than February 17, 2026. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail - Return Receipt Requested.
A stockholder proposal not included in our proxy statement for the 2026 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws with respect to the form and content of such proposal. To be timely, our Bylaws provide that we must have received the stockholder’s notice no earlier than 5:00 p.m. Eastern Time on February 17, 2026 and no later than 5:00 p.m. Eastern Time on March 19, 2026, or no earlier than 5:00 p.m. Eastern Time on the 120th day nor later than 5:00 p.m. Eastern Time on the 90th day prior to the first anniversary date of the preceding year’s Annual Meeting of Stockholders; however, if we have not held an Annual Meeting of Stockholders in the previous year or the date of the Annual Meeting of Stockholders is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s Annual Meeting of Stockholders, we must have received the stockholder’s notice not later than 5:00 p.m. Eastern Time on the later of the 90th day prior to the date of the scheduled Annual Meeting of Stockholders or the 10th day following the earlier of the day on which notice of the Annual Meeting of Stockholders date was mailed or the day of the first public announcement of the Annual Meeting of Stockholders date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above.
The stockholder’s notice must set forth as to each matter the stockholder proposes to bring before the 26 Annual Meeting the information required by our Bylaws and must be addressed to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You may obtain a copy of the full text of this provision of the Bylaws by writing to our Secretary at the above address. In addition, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must also comply with the additional requirements of Rule 14a-19(b) of the Securities Exchange Act of 1934. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

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Additional Information
“Householding” – Stockholders Sharing the Same Last Name and Address
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.
This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

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Other Matters and Available Information
Available Information
Our financial statements for the year ended December 31, 2024 are included in our Annual Report, which we provide to our stockholders at the same time as this Proxy Statement. We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of our common stock on the close of business on the Record Date, copies of exhibits to our Annual Report, but will charge a reasonable per page fee. Written requests should be sent to: Investor Relations, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. The Annual Report is also available under “SEC Filings” in the “Investors” section of our website at https://investor.veracyte.com/sec-filings.
Other Matters
The Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by telephone, the internet, or by signing and mailing the enclosed proxy or voting instruction form promptly.

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General Information
Information about Solicitation and Voting
This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the board of directors (“Board of Directors”) of Veracyte, Inc., a Delaware corporation (“we,” “us,” “our,” "the company" or “Veracyte”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders on Tuesday, June 17, 2025, at 10:00 a.m., Pacific Daylight Time, and any postponement or adjournment thereof (the “Annual Meeting”). To provide greater access to those who may want to attend, the Annual Meeting will be held virtually via the internet at www.virtualshareholdermeeting.com/VCYT2025.
The Notice of Internet Availability of Proxy Materials and this Proxy Statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the internet to stockholders on or about April 29, 2025. Our annual report on Form 10-K for the year ended December 31, 2024 (the “Annual Report”) is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials. Our Annual Report is also available on the SEC’s website at www.sec.gov.
Questions and Answers about the Proxy Materials and the Annual Meeting
What proposals will be voted on at the Annual Meeting?
Five proposals will be voted on at the Annual Meeting:
•The election of seven directors to serve until the 2026 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
•The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;
•The approval, on a non-binding advisory basis, of the compensation paid to our named executive officers in 2024, as disclosed in this Proxy Statement;
•The selection, on a non-binding advisory basis, of the frequency with which we will hold an advisory vote to approve the compensation of our named executive officers; and
•The approval of an amendment to our Veracyte, Inc. 2023 Equity Incentive Plan (the “Plan Amendment”).
What are the Board of Directors’ recommendations?
Our Board of Directors recommends that you vote:
“FOR” election of each of the nominated directors;
“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025;
“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement;

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General Information
The selection, on a non-binding advisory basis, of “ONE YEAR” as the frequency with which we will hold an advisory vote to approve the compensation of our named executive officers; and
“FOR” the approval of the Plan Amendment.
Will there be any other items of business on the agenda?
We do not expect any other items of business, because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the internet. Accordingly, on or about April 29, 2025, the company will mail the Notice of Internet Availability (the “Notice”) to the company’s stockholders, other than those who previously requested electronic or paper delivery. If you received the Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote on the internet or by telephone. If you received the Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice. On the date of mailing of the Notice, all stockholders will have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost of the physical printing and mailing of materials.
Who is entitled to vote?
This year’s Annual Meeting will take place virtually through the internet. We have designed the format of this year’s Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in the Annual Meeting only if you were a stockholder of record as of the close of business on April 21, 2025 (the “Record Date”), or if you hold a valid proxy for the meeting, as described below. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/VCYT2025, you must enter the 16-digit control number found on your proxy card or Notice. If you do not have a control number, please contact the brokerage firm, bank, dealer or other similar organization that holds your account as soon as possible so that you can be provided with a control number.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by internet or by filling out and returning the proxy card.
Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
How many votes do I have?
Each share of our common stock that you own as of the close of business on April 21, 2025 entitles you to one vote.

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How do I vote?
You may vote using any of the following methods:
•By Mail - If you requested printed copies of the proxy materials by mail, stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominees for director, “FOR” the ratification of the appointment of the independent registered public accounting firm for the year ending December 31, 2025, “FOR” the approval on a non-binding advisory basis of the compensation of our named executive officers; for "ONE YEAR" as the selection on a non-binding advisory basis of the frequency of advisory votes on the compensation of our named executive officers; and “FOR” the approval of the Plan Amendment. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees. Voting by mail will close based on mail received the day before the meeting date.
•By Telephone - Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards or Notice. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.
•By Internet -
Before the Annual Meeting - Stockholders of record may submit proxies by following the internet voting instructions on their proxy cards or Notice. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.
During the Annual Meeting - Stockholders of record may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VCYT2025 where stockholders may vote and submit questions during the Annual Meeting. The Annual Meeting starts at 10:00 a.m. Pacific Daylight Time. Please have your 16-digit control number found on your proxy card or Notice. Instructions on how to attend and participate via the internet are posted at www.virtualshareholdermeeting.com/VCYT2025. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.
What if I need technical assistance during the Annual Meeting?
We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on June 17, 2025. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page.
Can I change my vote or revoke my proxy?
You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are a stockholder of record and submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

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General Information
If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, please consult the voting instructions provided with this Proxy Statement or contact your broker, bank or nominee.
How are votes counted?
For Proposal No. 1, you may vote “FOR” or “AGAINST” each of the director nominees. You may also “ABSTAIN” from voting with respect to a director nominee. You are not required to vote the same way with respect to each director nominee. Abstentions and broker non-votes will have no impact on this proposal as they are not considered votes cast for the foregoing purpose and will not be counted as a “FOR” or “AGAINST” vote for this proposal.
For Proposal No. 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal. Ratification will require the vote of a majority of the shares present at the Annual Meeting or voting by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this proposal as they are not considered entitled to vote for the foregoing purpose.
For Proposal No. 3, the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this proposal as they are not considered entitled to vote for the foregoing purpose.
For Proposal No. 4, the frequency with which we will hold an advisory vote to approve the compensation of our named executive officers, you may vote “ONE YEAR,” vote “TWO YEARS,” vote “THREE YEARS,” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the determination of which voting frequency (“ONE YEAR,” “TWO YEARS,” or “THREE YEARS”) receives the highest number of affirmative votes cast as they are not considered votes cast for the foregoing purpose.
For Proposal No. 5, the approval of the Plan Amendment, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on this proposal as they are not considered entitled to vote for the foregoing purpose.
If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” each of the nominees to the Board of Directors, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025, “FOR” approving, on a non-binding advisory basis, the compensation paid to our named executive officers in 2024, selecting “ONE YEAR” as the frequency with which we will hold advisory vote to approve the compensation of our named executive officers, and “FOR” the approval of the Plan Amendment; and in the discretion of the proxy holders on any other matters that may properly come before the meeting).
What vote is required to approve each item?
We have a majority voting standard for uncontested elections of directors (Proposal No. 1), which means that to be elected, a director nominee must receive a majority of the votes cast, i.e. the number of shares voted “FOR” a director nominee must exceed the votes cast “AGAINST” that nominee.
The vote of a majority of the shares of our common stock that are present in person or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2025 (Proposal No. 2), to approve, on a non-binding advisory basis, the resolution on named executive officer compensation (Proposal No. 3), and to approve the Plan Amendment (Proposal No. 5). The say-on-pay frequency receiving the greatest number of votes cast at the Annual Meeting will be deemed to be the preferred frequency of our stockholders (Proposal No. 4).

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Abstentions are deemed to be shares present or represented by proxy at the Annual Meeting and entitled to vote at the Annual Meeting. Abstentions will have no effect on Proposal No. 1 and No. 4 because they are not considered votes cast for such purposes. Abstentions will have the same effect as a vote “AGAINST” Proposals No. 2, 3 and 5. Broker non-votes, as discussed below, will have no effect on Proposals No. 1, 2, 3, 4 or 5.
What are broker non-votes and how are they counted?
If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. If a stockholder does not return voting instructions to their broker on how to vote their shares of common stock with respect to a particular proposal, such broker may be prevented from voting, or may otherwise choose not to vote, such shares held by such broker with respect to such proposal, resulting in broker non-votes with respect to such shares. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting. Proposals 1, 3, 4 and 5 are considered to be “non-routine” such that your broker, bank or other agent may not vote your shares on those proposals in the absence of your voting instructions. Conversely, Proposal 2 is considered to be “routine” and thus if you do not return voting instructions to your broker, your shares may be voted by your broker in its discretion on Proposal 2. Broker non-votes will be counted as present for purposes of determining the presence of a quorum.
Is cumulative voting permitted for the election of directors?
Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.
What constitutes a quorum?
The presence at the Annual Meeting of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy. As of the close of business on the Record Date, there were 78,314,119 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.
How are proxies solicited?
Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

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General Information
Participating in the Annual Meeting
To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/VCYT2025 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.
If you wish to submit a question during the Annual Meeting, log in to the virtual meeting platform at www.virtualshareholdermeeting.com/VCYT2025, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will seek to respond to your question during the live webcast. We reserve the right to exclude questions that are irrelevant to meeting matters, irrelevant to our business, or derogatory or in bad taste; that relate to pending or threatened litigation; that are personal grievances; or that are otherwise inappropriate (as determined by the chair of the Annual Meeting). A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on the “Investor Relations” section of our website, which is located at https://investor.veracyte.com/investor-relations.
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/VCYT2025. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

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Appendix A
VERACYTE, INC.
2023 EQUITY INCENTIVE PLAN, AS AMENDED
(ADOPTED BY THE BOARD OF DIRECTORS ON APRIL 12, 2023, AS AMENDED JUNE 12, 2024 AND [______], 2025)
1.PURPOSE. The purpose of this Plan is to provide incentives to attract, retain, and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents, Subsidiaries, and Affiliates that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards. Capitalized terms not defined elsewhere in the text are defined in Section 28.
2.SHARES SUBJECT TO THIS PLAN
2.1.Number of Shares Available. Subject to Sections 2.5 and 21 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is 12,806,156 plus (a) Shares that are subject to awards granted under the Prior Plan that cease to be subject to such awards by forfeiture or otherwise after the Effective Date, (b) Shares issued under the Prior Plan, including Shares issued pursuant to the exercise of stock options, that are forfeited after the Effective Date, (c) Shares issued under the Prior Plan that are repurchased by the Company at the original issue price after the Effective Date, (d) Shares that are subject to awards granted under the Prior Plan that are settled in cash after the Effective Date and (e) Shares that are subject to awards under the Prior Plan that are used to pay the Exercise Price of an award or withheld to satisfy the tax withholding obligations related to an award after the Effective Date. As of the Effective Date, no further awards can be granted under the Prior Plan.
2.2.Lapsed, Returned Awards. Shares subject to Awards, and Shares issued under this Plan under any Award, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares: (a) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR, (b) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price, (c) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued, (d) are surrendered pursuant to an Exchange Program, (e) are subject to Awards granted under this Plan that are settled in cash and (f) are subject to Awards granted under this Plan and are used to pay the Exercise Price of an Award or withheld to satisfy the tax withholding obligations related to an Award. For the avoidance of doubt, Shares that otherwise become available for grant and issuance because of the provisions of this Section 2.2 will not include Shares subject to Awards that initially became available because of the substitution clause in Section 21.2 hereof.
2.3.Minimum Share Reserve. At all times the Company will reserve and keep available a sufficient number of Shares as will be required to satisfy the requirements of all outstanding Awards granted under this Plan.
2.4.ISO Limitation. No more than 15,000,000 Shares will be issued pursuant to the exercise of ISOs granted under this Plan.
2.5.Adjustment of Shares. If the number or class of outstanding Shares is changed by a stock dividend, extraordinary dividend or distribution (whether in cash, shares, or other property, other than a regular cash

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dividend), recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off, or similar change in the capital structure of the Company, without consideration, then (a) the number and class of Shares reserved for issuance and future grant under this Plan set forth in Section 2.1, (b) the Exercise Prices of and number and class of Shares subject to outstanding Options and SARs, (c) the number and class of Shares subject to other outstanding Awards, and (d) the maximum number and class of Shares that may be issued as ISOs set forth in Section 2.4, will be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws, provided that fractions of a Share will not be issued.
If, by reason of an adjustment pursuant to this Section 2.5, a Participant’s Award Agreement or other agreement related to any Award, or the Shares subject to such Award, covers additional or different shares of stock or securities, then such additional or different shares, and the Award Agreement or such other agreement in respect thereof, will be subject to all of the terms, conditions, and restrictions which were applicable to the Award or the Shares subject to such Award prior to such adjustment.
3.ELIGIBILITY. ISOs may be granted only to Employees. All other Awards may be granted to Employees, Consultants, Directors, and Non-Employee Directors, provided that such Consultants, Directors, and Non-Employee Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.
4.ADMINISTRATION.
4.1.Committee Composition; Authority. This Plan will be administered by the Committee or by the Board acting as the Committee. Subject to the general purposes, terms, and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board will establish the terms for the grant of an Award to Non-Employee Directors. The Committee will have the authority to:
(a)construe and interpret this Plan, any Award Agreement, and any other agreement or document executed pursuant to this Plan;
(b)prescribe, amend, and rescind rules and regulations relating to this Plan or any Award;
(c)select persons to receive Awards;
(d)determine the form and terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the Exercise Price, the time or times when Awards may vest (which may be based on performance criteria) and be exercised or settled, any vesting acceleration or waiver of forfeiture restrictions, the method to satisfy tax withholding obligations or any other tax liability legally due, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;
(e)determine the number of Shares or other consideration subject to Awards;
(f)determine the Fair Market Value in good faith and interpret the applicable provisions of this Plan and the definition of Fair Market Value in connection with circumstances that impact the Fair Market Value, if necessary;
(g)determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent, Subsidiary, or Affiliate;
(h)grant waivers of Plan or Award conditions;
(i)determine the vesting, exercisability, and payment of Awards;
(j)correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;
(k)determine whether an Award has been vested and/or earned;

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(l)determine the terms and conditions of any, and to institute any Exchange Program;
(m)reduce or modify any criteria with respect to Performance Factors;
(n)adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events, or circumstances to avoid windfalls or inequitable results;
(o)adopt terms and conditions, rules, and/or procedures (including the adoption of any subplan under this Plan) relating to the operation and administration of this Plan to accommodate requirements of local law and procedures outside of the United States or to qualify Awards for special tax treatment under laws of jurisdictions other than the United States;
(p)exercise discretion with respect to Performance Awards;
(q)make all other determinations necessary or advisable for the administration of this Plan; and
(r)delegate any of the foregoing to a subcommittee or to one or more executive officers pursuant to a specific delegation as permitted by applicable law, including but not limited to Section 157(c) of the Delaware General Corporation Law.
4.2.Committee Interpretation and Discretion. Any determination made by the Committee with respect to any Award will be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of this Plan or Award, at any later time, and such determination will be final and binding on the Company and all persons having an interest in any Award under this Plan. Any dispute regarding the interpretation of this Plan or any Award Agreement will be submitted by the Participant or Company to the Committee for review. The resolution of such a dispute by the Committee will be final and binding on the Company and the Participant. The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution will be final and binding on the Company and the Participant.
4.3.Section 16 of the Exchange Act. Awards granted to Participants who are subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).
4.4.Documentation. The Award Agreement for a given Award, this Plan, and any other documents may be delivered to, and accepted by, a Participant or any other person in any manner (including electronic distribution or posting) that meets applicable legal requirements.
4.5.Foreign Award Recipients. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws and practices in other countries in which the Company, its Subsidiaries, and Affiliates operate or have Employees or other individuals eligible for Awards, the Committee, in its sole discretion, will have the power and authority to: (a) determine which Subsidiaries and Affiliates will be covered by this Plan; (b) determine which individuals outside the United States are eligible to participate in this Plan, which may include individuals who provide services to the Company, Subsidiary or Affiliate under an agreement with a foreign nation or agency; (c) modify the terms and conditions of any Award granted to individuals outside the United States or foreign nationals to comply with applicable foreign laws, policies, customs, and practices; (d) establish subplans and modify exercise procedures, vesting conditions, and other terms and procedures to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications will be attached to this Plan as appendices, if necessary); and (e) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals, provided, however, that no action taken under this Section 4.5 will increase the Share limitations contained in Section 2.1 hereof. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards will be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

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5.OPTIONS. An Option is the right but not the obligation to purchase a Share, subject to certain conditions, if applicable. The Committee may grant Options to eligible Employees, Consultants, and Directors and will determine whether such Options will be “incentive stock options” within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may vest and be exercised, and all other terms and conditions of the Option, subject to the following terms of this section.
5.1.Option Grant. Each Option granted under this Plan will identify the Option as an ISO or an NQSO. An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (a) determine the nature, length, and starting date of any Performance Period for each Option; and (b) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.
5.2.Date of Grant. The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date. The Award Agreement will be delivered to the Participant within a reasonable time after the granting of the Option.
5.3.Exercise Period. Options may be vested and exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option, provided, however, that no Option will be exercisable after the expiration of ten (10) years from the date the Option is granted and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary (“Ten Percent Stockholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted. The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.
5.4.Exercise Price. The Exercise Price of an Option will be determined by the Committee when the Option is granted, provided that: (a) the Exercise Price of an Option will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and (b) the Exercise Price of any ISO granted to a Ten Percent Stockholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the Shares on the date of grant. Payment for the Shares purchased may be made in accordance with Section 11 and the Award Agreement and in accordance with any procedures established by the Company.
5.5.Method of Exercise. Any Option granted hereunder will be vested and exercisable according to the terms of this Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (a) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option (and/or via electronic execution through the authorized third-party administrator) and (b) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and this Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of this Plan.
5.6.Termination of Service. If the Participant’s Service terminates for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options, only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates,

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no later than three (3) months after the date Participant’s Service terminates (or such shorter or longer time period as may be determined by the Committee, with any exercise beyond three (3) months after the date Participant’s employment terminates deemed to be the exercise of an NQSO), but in any event no later than the expiration date of the Options.
(a)Death. If the Participant’s Service terminates because of the Participant’s death (or the Participant dies within three (3) months after Participant’s Service terminates other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised, only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates, and must be exercised by the Participant’s legal representative, or authorized assignee no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period or longer time period as may be determined by the Committee), but in any event no later than the expiration date of the Options.
(b)Disability. If the Participant’s Service terminates because of the Participant’s Disability, then the Participant’s Options may be exercised, only to the extent that such Options would have been exercisable by the Participant on the date Participant’s Service terminates, and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the date Participant’s Service terminates (or such shorter time period not less than six (6) months or longer time period as may be determined by the Committee, with any exercise beyond (a) three (3) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code or (b) twelve (12) months after the date Participant’s employment terminates when the termination of Service is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.
(c)Cause. Unless otherwise determined by the Committee, if the Participant’s Service terminates for Cause or if the Committee has reasonably determined in good faith that such cessation of Services has resulted in connection with an act or failure to act constituting Cause (or such Participant’s Services could have been terminated for Cause (without regard to the lapsing of any required notice or cure periods in connection therewith) at the time such Participant terminated Service), then Participant’s Options (whether or not vested) will expire on the date of termination of Participant’s Service or at such later time and on such conditions as are determined by the Committee, but in any event no later than the expiration date of the Options. Unless otherwise provided in an employment agreement, Award Agreement, or other applicable agreement, Cause will have the meaning set forth in this Plan.
(d)Unvested Options. Participant’s unvested Options shall expire on the date of Participant’s termination of Service for any reason (unless Participant’s unvested Options are accelerated upon such termination of Service or are required to remain outstanding for some period post-termination in order to remain eligible for acceleration pursuant to an agreement between Participant and the Company).
5.7.Limitations on Exercise. The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.
5.8.Limitations on ISOs. With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted. In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the

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Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.
5.9.Modification, Extension or Renewal. The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted, unless for the purpose of complying with applicable laws and regulations. Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code. Subject to prior stockholder approval as is required by Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.
5.10.No Disqualification. Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended, or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.
6.RESTRICTED STOCK AWARDS. A Restricted Stock Award is an offer by the Company to sell to an eligible Employee, Consultant, or Director Shares that are subject to restrictions (“Restricted Stock”). The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject, and all other terms and conditions of the Restricted Stock Award, subject to this Plan.
6.1.Restricted Stock Purchase Agreement. All purchases under a Restricted Stock Award will be evidenced by an Award Agreement. Except as may otherwise be provided in an Award Agreement, a Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant. If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.
6.2.Purchase Price. The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted. Payment of the Purchase Price must be made in accordance with Section 11 of this Plan, and the Award Agreement and in accordance with any procedures established by the Company.
6.3.Terms of Restricted Stock Awards. Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law. These restrictions may be based on completion of a specified period of Service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement. Prior to the grant of a Restricted Stock Award, the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.
6.4.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
7.STOCK BONUS AWARDS. A Stock Bonus Award is an award to an eligible Employee, Consultant, or Director of Shares for Services to be rendered or for past Services already rendered to the Company or any Parent, Subsidiary, or Affiliate. All Stock Bonus Awards will be made pursuant to an Award Agreement. No payment from the Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

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7.1.Terms of Stock Bonus Awards. The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon. These restrictions may be based upon completion of a specified period of Service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement. Prior to the grant of any Stock Bonus Award the Committee will: (a) determine the nature, length, and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant. Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.
7.2.Form of Payment to Participant. Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment, as determined in the sole discretion of the Committee.
7.3.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
8.STOCK APPRECIATION RIGHTS. A Stock Appreciation Right (“SAR”) is an award to an eligible Employee, Consultant, or Director that may be settled in cash or Shares (which may consist of Restricted Stock) having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement). All SARs will be made pursuant to an Award Agreement.
8.1.Terms of SARs. The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR, (b) the Exercise Price and the time or times during which the SAR may be settled, (c) the consideration to be distributed on settlement of the SAR, and (d) the effect of the Participant’s termination of Service on each SAR. The Exercise Price of the SAR will be determined by the Committee when the SAR is granted and may not be less than Fair Market Value of the Shares on the date of grant. A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement. If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for each SAR; and (ii) select from among the Performance Factors to be used to measure the performance, if any. Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.
8.2.Exercise Period and Expiration Date. A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR. The SAR Agreement will set forth the expiration date, provided that no SAR will be exercisable after the expiration of ten (10) years from the date the SAR is granted. The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines. Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.
8.3.Form of Settlement. Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (a) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price, by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. The portion of a SAR being settled may be paid currently or on a deferred basis with such interest, if any, as the Committee determines, provided that the terms of the SAR and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.

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8.4.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
9.RESTRICTED STOCK UNITS. A Restricted Stock Unit (“RSU”) is an award to an eligible Employee, Consultant, or Director covering a number of Shares that may be settled by issuance of those Shares (which may consist of Restricted Stock) or in cash. All RSUs will be made pursuant to an Award Agreement.
9.1.Terms of RSUs. The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU, (b) the time or times during which the RSU may be settled, (c) the consideration to be distributed on settlement, and (d) the effect of the Participant’s termination of Service on each RSU, provided that no RSU will have a term longer than ten (10) years. An RSU may be awarded upon satisfaction of such performance goals based on Performance Factors during any Performance Period as are set out in advance in the Participant’s Award Agreement. If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (i) determine the nature, length, and starting date of any Performance Period for the RSU; (ii) select from among the Performance Factors to be used to measure the performance, if any; and (iii) determine the number of Shares deemed subject to the RSU. Performance Periods may overlap and Participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.
9.2.Form and Timing of Settlement. Payment of earned RSUs will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both. The Committee may also permit a Participant to defer payment under a RSU to a date or dates after the RSU is earned, provided that the terms of the RSU and any deferral satisfy the requirements of Section 409A of the Code to the extent applicable.
9.3.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such date Participant’s Service terminates (unless determined otherwise by the Committee).
10.PERFORMANCE AWARDS. A Performance Award is an award to an eligible Employee, Consultant, or Director that is based upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee, and may be settled in cash, Shares (which may consist of, without limitation, Restricted Stock), other property, or any combination thereof, and may be cash-based. Grants of Performance Awards will be made pursuant to an Award Agreement.
10.1.Types of Performance Awards. Performance Awards shall include Performance Shares, Performance Units and cash-settled Performance Awards as set forth in Sections 10.1(a), 10.1(b) and 10.1(c) below.
(a)Performance Shares. The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award.
(b)Performance Units. The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award.
(c)Cash-Settled Performance Awards. The Committee may also grant cash-settled Performance Awards, designate the Participants to whom cash-settled Performance Awards are to be awarded and determine the terms and conditions of each such Award.
The amount to be paid under any Performance Award may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
10.2.Terms of Performance Awards. Performance Awards will be based on the attainment of performance goals using the Performance Factors within this Plan that are established by the Committee for the relevant Performance Period. The Committee will determine, and each Award Agreement will set forth, the terms of

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each Performance Award including, without limitation: (a) the amount of any cash bonus, (b) the number of Shares deemed subject to a Performance Award, (c) the Performance Factors and Performance Period that will determine the time and extent to which each Performance Award will be settled, (d) the consideration to be distributed on settlement, and (e) the effect of the Participant’s termination of Service on each Performance Award. In establishing Performance Factors and the Performance Period the Committee will: (i) determine the nature, length, and starting date of any Performance Period; (ii) select from among the Performance Factors to be used and (iii) determine the number of Shares deemed subject to the award of Performance Shares. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant. Prior to settlement the Committee will determine the extent to which Performance Awards have been earned. Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Awards that are subject to different Performance Periods and different performance goals and other criteria.
10.3.Termination of Service. Except as may be set forth in the Participant’s Award Agreement, vesting ceases on the date Participant’s Service terminates (unless determined otherwise by the Committee).
11.PAYMENT FOR SHARE PURCHASES. Payment from a Participant for Shares purchased pursuant to this Plan may be made in cash or by cash equivalents or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):
(a)by cancellation of indebtedness of the Company owed to the Participant;
(b)by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which said Award will be exercised or settled;
(c)by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent, Subsidiary or Affiliate;
(d)by consideration received by the Company pursuant to a broker-assisted or other form of cashless exercise program implemented by the Company in connection with this Plan;
(e)by any combination of the foregoing; or
(f)by any other method of payment as is permitted by applicable law.
The Committee may limit the availability of any method of payment, to the extent the Committee determines, in its discretion, such limitation is necessary or advisable to comply with applicable law or facilitate the administration of this Plan. Unless determined otherwise by the Committee, all payments under any of the methods indicated above shall be made in United States dollars.
12.GRANTS TO NON-EMPLOYEE DIRECTORS.
12.1.Grants and Eligibility. Awards pursuant to this Section 12 shall be granted only to Non-Employee Directors who are eligible to receive any type of Award offered under this Plan except ISOs. Awards pursuant to this Section 12 may be automatically made pursuant to a policy adopted by the Board, or made from time to time as determined in the discretion of the Board.
12.2.Calendar Year Limitation. A Non-Employee Director may not receive Awards under this Plan that, when combined with cash compensation received for service as a Non-Employee Director, exceed (x) $750,000 in value (as described below) in any calendar year, for continuing Non-Employee Directors, or (y) $1,500,000 in value (as described below) in the initial calendar year, for a new Non-Employee Director. The value of Awards for purposes of complying with this maximum will be determined as follows: (a) for Options and SARs, grant date fair value will be calculated using the Black-Scholes valuation methodology or the Company’s regular valuation methodology for determining the grant date fair value of Options for reporting purposes, and (b) for all other Awards other than Options and SARs, grant date fair value will be determined by either (i) calculating the product of the Fair Market Value per Share on the date of grant and the aggregate number of Shares subject to

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the Award, or (ii) calculating the product using an average of the Fair Market Value over a number of trading days and the aggregate number of Shares subject to the Award as determined by the Committee. Awards granted to an individual while they were serving in the capacity as an Employee or while they were a Consultant but not a Non-Employee Director will not count for purposes of the limitations set forth in this Section 12.2.
12.3.Vesting, Exercisability and Settlement. Except as set forth in Section 21, Awards will vest, become exercisable, and be settled as determined by the Board. The Exercise Price of Options and SARs granted to Non-Employee Directors will not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.
12.4.Election to Receive Awards in Lieu of Cash. If permitted by the Committee, a Non-Employee Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash or Awards or a combination thereof, as determined by the Committee. Such Awards will be issued under this Plan. An election under this Section 12.4 will be filed with the Company on the form prescribed by the Company.
13.WITHHOLDING TAXES.
13.1.Withholding Generally. Whenever Shares are to be issued in satisfaction of Awards granted under this Plan or a tax event occurs, the Company may require the Participant to remit to the Company, or to the Parent, Subsidiary, or Affiliate, as applicable, employing the Participant an amount sufficient to satisfy applicable U.S. federal, state, local, and international income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items (the “Tax-Related Items”) legally due from the Participant prior to the delivery of Shares pursuant to exercise or settlement of any Award. Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable withholding obligations for Tax-Related Items. Unless otherwise determined by the Committee, the Fair Market Value of the Shares will be determined as of the date that the taxes are required to be withheld and such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value of the Shares as of the previous trading day.
13.2.Stock Withholding. The Committee, or its delegate(s), as permitted by applicable law, in its sole discretion and pursuant to such procedures as it may specify from time to time and subject to limitations of local law, may require or permit a Participant to satisfy such Tax Related Items legally due from the Participant, in whole or in part by (without limitation) (a) paying cash, (b) having the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the Tax-Related Items to be withheld, (c) delivering to the Company already-owned shares having a Fair Market Value equal to the Tax-Related Items to be withheld, or (d) withholding from the proceeds of the sale of otherwise deliverable Shares acquired pursuant to an Award either through a voluntary sale or through a mandatory sale arranged by the Company. The Company may withhold or account for these Tax-Related Items by considering applicable statutory withholding rates or other applicable withholding rates, including up to the maximum permissible statutory tax rate for the applicable tax jurisdiction, to the extent consistent with applicable laws.
14.TRANSFERABILITY. Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award transferable, including, without limitation, by instrument to an inter vivos or testamentary trust in which the Awards are to be passed to beneficiaries upon the death of the trustor (settlor) or by gift or by domestic relations order to a Permitted Transferee, such Award will contain such additional terms and conditions as the Committee deems appropriate. All Awards will be exercisable: (a) during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative; (b) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees; and (c) in the case of all awards except ISOs, by a Permitted Transferee.
15.PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.
15.1.Voting and Dividends. No Participant will have any of the rights of a stockholder with respect to any Shares until the Shares are issued to the Participant, except for any Dividend Equivalent Rights permitted by an

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applicable Award Agreement. Any Dividend Equivalent Rights will be subject to the same vesting or performance conditions as the underlying Award. In addition, the Committee may provide that any Dividend Equivalent Rights permitted by an applicable Award Agreement will be deemed to have been reinvested in additional Shares or otherwise reinvested. After Shares are issued to the Participant, the Participant will be a stockholder and have all the rights of a stockholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities, or cash dividends, the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, cash dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to such stock dividends, cash dividends or stock distributions with respect to Unvested Shares, and any such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. The Committee, in its discretion, may provide in the Award Agreement evidencing any Award that the Participant will be entitled to Dividend Equivalent Rights with respect to the payment of cash dividends on Shares underlying an Award during the period beginning on the date the Award is granted and ending, with respect to each Share subject to the Award, on the earlier of the date on which the Award is exercised or settled or the date on which it is forfeited provided, that no Dividend Equivalent Right will be paid with respect to the Unvested Shares, and such dividends or stock distributions will be accrued and paid only at such time, if any, as such Unvested Shares become vested Shares. Such Dividend Equivalent Rights, if any, will be credited to the Participant in the form of additional whole Shares as of the date of payment of such cash dividends on Shares.
15.2.Restrictions on Shares. At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s termination of Service at any time within ninety (90) days (or such longer or shorter time determined by the Committee) after the later of the date Participant’s Service terminates and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.
16.CERTIFICATES. All Shares or other securities whether or not certificated, delivered under this Plan will be subject to such stock transfer orders, legends, and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable U.S. federal, state, or foreign securities law, or any rules, regulations, and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted, and any non-U.S. exchange controls or securities law restrictions to which the Shares are subject.
17.ESCROW; PLEDGE OF SHARES. To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates. Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note, provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral. In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve. The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.
18.REPRICING; EXCHANGE AND BUYOUT OF AWARDS. The repricing of Options or SARs, including pursuant to an Exchange Program, is not permitted without prior stockholder approval.

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19.SECURITIES LAW AND OTHER REGULATORY COMPLIANCE. An Award will not be effective unless such Award is in compliance with all applicable U.S. and foreign federal and state securities and exchange control and other laws, rules, and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state, federal, or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable. The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification, or listing requirements of any foreign or state securities laws, exchange control laws, stock exchange, or automated quotation system, and the Company will have no liability for any inability or failure to do so.
20.NO OBLIGATION TO EMPLOY. Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent, Subsidiary, or Affiliate or limit in any way the right of the Company or any Parent, Subsidiary, or Affiliate to terminate Participant’s employment or other relationship at any time.
21.CORPORATE TRANSACTIONS.
21.1.Treatment of Awards in the event of Corporate Transaction. In the event of a Corporate Transaction any or all outstanding Awards shall be subject to the definitive agreement related thereto, and may be (a) continued, assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants, provided that the Exercise Price and the number and nature of shares issuable upon exercise of any Option or SAR, or any Award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable, (b) substituted by the successor corporation for equivalent awards or substantially similar consideration as was provided to stockholders (after taking into account the existing provisions of the Awards), provided that the Exercise Price and the number and nature of shares issuable upon exercise of any Option or SAR, or any Award that is subject to Section 409A of the Code, will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable, (c) replaced with substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant, (d) immediately vested (and exercisable, as applicable) and settled (as applicable), followed by the cancellation of such Awards upon or immediately prior to the effectiveness of such transaction or (e) settled for their intrinsic value (whether or not vested or exercisable) in cash or cash equivalents or equity (including cash or equity subject to deferred vesting and delivery consistent with vesting restrictions applicable to such Awards or the underlying Shares) followed by the cancellation of such Awards and, for the avoidance of doubt, if as of the date of the occurrence of the Corporate Transaction, the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment, in each case without the Participant’s consent.
In the event such successor or acquiring corporation (if any) refuses to continue, assume, convert, replace or substitute Awards or such Awards are not settled for their intrinsic value, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards shall have their vesting accelerate as to all Shares subject to such Award (and any applicable right of repurchase fully lapse) immediately prior to the Corporate Transaction and then such Awards will terminate. For purposes of determining the foregoing acceleration, Performance Awards shall be deemed earned and vested at the greater of (a) 100% of target level performance and (b) actual performance through the date of the Corporate Transaction.
If an Award vests in lieu of continuation, assumption, conversion, replacement or substitution in connection with a Corporate Transaction, as provided above, the Committee will notify the Participant in writing or electronically

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that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period without consideration.
Any acceleration of payment of an amount that is subject to Section 409A of the Code will be delayed, if necessary, until the earliest time that such payment would be permissible under Section 409A without triggering any additional taxes applicable under Section 409A.
The Board shall have full power and authority to assign the Company’s right to repurchase, right to re-acquire and/or forfeiture rights to such successor or acquiring corporation. Awards need not be treated similarly in a Corporate Transaction and treatment may vary from Award to Award and/or from Participant to Participant.
21.2.Assumption of Awards by the Company. The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) granting an Award under this Plan in substitution of such other company’s award, or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan. Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code). In the event the Company elects to grant a new Option in substitution rather than assuming an existing option, such new Option may be granted with a similarly adjusted Exercise Price. Substitute Awards will not reduce the number of Shares authorized for grant under this Plan or authorized for grant to a Participant in a calendar year.
21.3.Non-Employee Directors’ Awards. Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Non-Employee Directors will accelerate and such Awards will become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.
22.ADOPTION AND STOCKHOLDER APPROVAL. This Plan will be submitted for the approval of the Company’s stockholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.
23.TERM OF PLAN/GOVERNING LAW. Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ten (10) years from the date this Plan is adopted by the Board. After this Plan is terminated or expires, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. This Plan and all Awards granted hereunder will be governed by and construed in accordance with the laws of the State of Delaware (excluding its conflict of laws rules).
24.AMENDMENT OR TERMINATION OF PLAN. The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan, provided, however, that the Board will not, without the approval of the stockholders of the Company, amend this Plan in any manner that requires such stockholder approval, provided further that a Participant’s Award will be governed by the version of this Plan then in effect at the time such Award was granted. No termination or amendment of this Plan will affect any then-outstanding Award unless expressly provided by the Committee. In any event, no termination or amendment of this Plan or any outstanding Award may adversely affect any then outstanding Award without the consent of the Participant, unless such termination or amendment is necessary to comply with applicable law, regulation, or rule.
25.NONEXCLUSIVITY OF THIS PLAN. Neither the adoption of this Plan by the Board, the submission of this Plan to the stockholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations

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on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.
26.INSIDER TRADING POLICY. Each Participant who receives an Award will comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers, and/or Directors of the Company, as well as with any applicable insider trading or market abuse laws to which the Participant may be subject.
27.ALL AWARDS SUBJECT TO COMPANY CLAWBACK OR RECOUPMENT POLICY. All Awards, subject to applicable law, will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or required by law during the term of Participant’s employment or other service with the Company that is applicable to officers, Employees, Directors or other service providers of the Company, and in addition to any other remedies available under such policy and applicable law, may require the cancellation of outstanding Awards and the recoupment of any gains realized with respect to Awards.
28.DEFINITIONS. As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:
28.1.“Affiliate” means (a) any entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, and (b) any entity in which the Company has a significant equity interest, in either case as determined by the Committee, whether now or hereafter existing.
28.2.“Award” means any award under this Plan, including any Option, Restricted Stock Award, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or Performance Award.
28.3.“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, and country-specific appendix thereto for grants to non-U.S. Participants, which will be in substantially a form (which need not be the same for each Participant) that the Committee (or in the case of Award Agreements that are not used for Insiders, the Committee’s delegate(s)) has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.
28.4.“Board” means the Board of Directors of the Company.
28.5.“Cause” means a determination by the Company (and in the case of Participant who is subject to Section 16 of the Exchange Act, the Committee) that the Participant has committed an act or acts constituting any of the following: (a) willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy (including the Company’s code of conduct); (b) commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (c) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; (d) misappropriation of a business opportunity of the Company; (e) while providing service to the Company, the provision of material aid to a competitor of the Company; (f) willful breach of any of his or her obligations under any written agreement or covenant with the Company; or (g) failure to cooperate with an internal investigation or an investigation by regulatory or law enforcement authorities after being instructed by the Company to cooperate. The determination as to whether Cause for a Participant’s termination exists will be made in good faith by the Company and will be final and binding on the Participant. This definition does not in any way limit the Company’s or any Parent’s or Subsidiary’s or Affiliate’s ability to terminate a Participant’s Service at any time. Notwithstanding the foregoing, the foregoing definition of “Cause” may, in part or in whole, be modified or replaced in each individual employment agreement, Award Agreement, or other applicable agreement with any Participant provided that such document specifically supersedes this definition.

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28.6.“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
28.7.“Committee” means the Compensation Committee of the Board or those persons to whom administration of this Plan, or part of this Plan, has been delegated as permitted by law.
28.8.“Common Stock” means the common stock of the Company.
28.9.“Company” means Veracyte, Inc., a Delaware corporation, or any successor corporation.
28.10.“Consultant” means any natural person, including an advisor or independent contractor, engaged by the Company or a Parent, Subsidiary, or Affiliate to render services to such entity.
28.11.“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation or (iv) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this definition, if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this Plan by reason of a Corporate Transaction, such amount will become payable only if the event constituting a Corporate Transaction would also qualify as a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company, each as defined within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.
Notwithstanding the foregoing, a transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Corporate Transaction shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the initial or secondary public offering of securities or debt of the Company to the public.
28.12.“Director” means a member of the Board.
28.13.“Disability” means in the case of ISOs, total and permanent disability as defined in Section 22(e)(3) of the Code and in the case of other Awards, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

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28.14."Dividend Equivalent Right” means the right of a Participant, granted at the discretion of the Committee or as otherwise provided by the Plan, to receive a credit for the account of such Participant in an amount equal to the cash, stock or other property dividends in amounts equivalent to cash, stock or other property dividends for each Share represented by an Award held by such Participant.
28.15.“Effective Date” means the date this Plan is approved by the stockholders of the Company (which shall be within twelve (12) months of the approval of this Plan by the Board).
28.16.“Employee” means any person, including officers and Directors, providing services as an employee to the Company or any Parent, Subsidiary, or Affiliate. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
28.17.“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
28.18.“Exchange Program” means a program approved by the Company’s stockholders pursuant to which (i) outstanding Awards are surrendered, cancelled, or exchanged for cash, the same type of Award, or a different Award (or combination thereof) or (ii) the exercise price of an outstanding Award is reduced.
28.19.“Exercise Price” means, with respect to an Option, the price at which a holder may purchase the Shares issuable upon exercise of an Option and with respect to a SAR, the price at which the SAR is granted to the holder thereof.
28.20.“Fair Market Value” means, as of any date, the value of a Share, determined as follows:
(a)If such Common Stock was traded over-the-counter on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted for such date by the OTC Bulletin Board or, if not so quoted, shall be equal to the mean between the last reported representative bid and asked prices quoted for such date by the principal automated inter-dealer quotation system on which the Common Stock is quoted or, if the Common Stock is not quoted on any such system, by the OTC Link Quote system;
(b)if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Committee determines;
(c)if such Common Stock is publicly traded but is neither listed nor admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Committee determines; or
(d)by the Board or the Committee in good faith.
28.21.“Insider” means an officer or Director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.
28.22.“IRS” means the United States Internal Revenue Service.
28.23.“Non-Employee Director” means a Director who is not an Employee of the Company or any Parent, Subsidiary, or Affiliate.
28.24.“Option” means an Award as defined in Section 5 and granted under this Plan.
28.25.“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.26.“Participant” means a person who holds an Award under this Plan.

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28.27.“Performance Award” means an Award as defined in Section 10 and granted under this Plan.
28.28.“Performance Factors” means any of the factors selected by the Committee and specified in an Award Agreement, from among the following measures, either individually, alternatively or in any combination, applied to the Company as a whole or any business unit or Subsidiary, either individually, alternatively, or in any combination, on a GAAP or non-GAAP basis, and measured, to the extent applicable on an absolute basis or relative to a pre-established target, to determine whether the performance goals established by the Committee with respect to applicable Awards have been satisfied:
(a)profit before tax;
(b)billings;
(c)revenue;
(d)net revenue or return on operating revenue;
(e)earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings, stock-based compensation expenses, depreciation, and amortization);
(f)operating income;
(g)operating margin;
(h)operating profit;
(i)controllable operating profit or net operating profit;
(j)net profit;
(k)gross margin;
(l)cost, operating expenses or operating expenses as a percentage of revenue;
(m)net income;
(n)earning per share;
(o)total stockholder return or relative total stockholder return;
(p)market share or market segment share;
(q)return on assets or net assets;
(r)the Company’s stock price;
(s)growth in stockholder value relative to a pre-determined index;
(t)return on equity;
(u)return on capital or on invested capital;
(v)cash flow (including free cash flow or operating cash flows) or cash flow margins;
(w)cash conversion cycle;
(x)economic value added;
(y)individual confidential business objectives;
(z)contract awards or backlog;
(aa)overhead or other expense reduction;
(bb)credit rating;
(cc)strategic plan development and implementation;
(dd)succession plan development and implementation;
(ee)talent, retention, and culture;

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(ff)customer indicators and/or satisfaction;
(gg)new product invention or innovation;
(hh)achievement of target levels of discovery and/or development of products and services, including but not limited to research or regulatory achievements; attainment of research and development milestones;
(ii)third-party coverage and/or reimbursement objectives;
(jj)test volume metrics;
(kk)improvements in productivity;
(ll)bookings;
(mm)attainment of objective operating goals and employee metrics;
(nn)sales;
(oo)expenses;
(pp)balance of cash, cash equivalents, and marketable securities;
(qq)completion of an identified special project;
(rr)completion of a joint venture or other corporate transaction;
(ss)employee satisfaction and/or retention;
(tt)research and development expenses;
(uu)working capital targets and changes in working capital;
(vv)net new annual contract value;
(ww)net expansion rate; and
(xx)any other metric that is capable of measurement as determined by the Committee.
The Committee may provide for one or more equitable adjustments to the Performance Factors to preserve the Committee’s original intent regarding the Performance Factors at the time of the initial award grant, such as but not limited to, adjustments in recognition of unusual or non-recurring items such as acquisition related activities or changes in applicable accounting rules. It is within the sole discretion of the Committee to make or not make any such equitable adjustments.
28.29.“Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Factors will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.
28.30.“Permitted Transferee” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships) of the Employee, any person sharing the Employee’s household (other than a tenant or employee), a trust in which these persons (or the Employee) have more than 50% of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than 50% of the voting interests.
28.31.“Plan” means this Veracyte, Inc. 2023 Equity Incentive Plan, as amended.
28.32.“Prior Plan” means the Veracyte, Inc. 2013 Stock Incentive Plan.
28.33.“Purchase Price” means the price to be paid for Shares acquired under this Plan, other than Shares acquired upon exercise of an Option or SAR.
28.34.“Restricted Stock Award” means an Award as defined in Section 6 and granted under this Plan, or issued pursuant to the early exercise of an Option.

A-18	Veracyte 2025 Proxy Statement

Appendix A
28.35.“Restricted Stock Unit” means an Award as defined in Section 9 and granted under this Plan.
28.36.“SEC” means the United States Securities and Exchange Commission.
28.37.“Securities Act” means the United States Securities Act of 1933, as amended.
28.38.“Service” will mean service as an Employee, Consultant, Director, or Non-Employee Director, subject to such further limitations as may be set forth in this Plan or the applicable Award Agreement. Service does not terminate when a Participant goes on a bona fide leave of absence that (a) was approved by the Company in writing or (b) is taken pursuant to a formal policy adopted from time to time by the Company and provided to Participants in writing, if the terms of such leave, as applicable, provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, for purposes of determining whether an Option qualifies to be treated for tax purposes as an ISO, an Employee’s employment will be treated as terminating three months after such Employee commenced leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. In the case of any Employee on an approved leave of absence, or a reduction in hours worked (for illustrative purposes only, a change in schedule from that of full-time to part-time), the Committee may make such provisions respecting suspension or modification of vesting of the Award while on leave, or during such change in working hours, as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement. A Participant will have terminated Service as of the date such Participant ceases to provide Service (regardless of whether the termination is in breach of local employment laws or is later found to be invalid) and Service will not be extended by any notice period or garden leave mandated by local law, provided, however, that a change in status from and amongst Employee, Consultant, Director or Non-Employee Director will not terminate the Participant’s Service, unless determined by the Committee, in its discretion. The Committee will have sole discretion to determine whether a Participant has ceased to provide Service and the effective date on which the Participant ceased to provide Service.
28.39.“Shares” means shares of the Common Stock and the common stock of any successor entity of the Company.
28.40.“Stock Appreciation Right” means an Award defined in Section 8 and granted under this Plan.
28.41.“Stock Bonus” means an Award defined in Section 7 and granted under this Plan.
28.42.“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
28.43.“Treasury Regulations” means regulations promulgated by the United States Treasury Department.
28.44.“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

Veracyte 2025 Proxy Statement	A-19

VERACYTE, INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VCYT2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V70875-P30540 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VERACYTE, INC.

The Board of Directors recommends you vote FOR the following:

Nominees:	**For**	**Against**	**Abstain**
1a. Eliav Barr	☐	☐	☐
1b. Muna Bhanji	☐	☐	☐
1c. Karin Eastham	☐	☐	☐
1d. Jens Holstein	☐	☐	☐
1e. Tom Miller	☐	☐	☐
1f. Brent Shafer	☐	☐	☐
1g. Marc Stapley	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 5.

The Board of Directors recommends you vote "1 YEAR" on the following proposal:

	1 Year	**2 Years**	**3 Years**	**Abstain**
4. The selection, on a non-binding advisory basis, whether future advisory votes on the compensation paid by us to our named executive officers should be held every one, two or three years.	☐	☐	☐	☐

NOTE: In his or her discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report/10K are available at www.proxyvote.com.

V70876-P30540

VERACYTE, INC.
Annual Meeting of Stockholders
June 17, 2025 10:00 AM Pacific Time
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby authorizes Marc Stapley and Annie McGuire and each of them, as proxies of the undersigned, with full power of substitution, to represent and to vote all the shares of common stock of Veracyte, Inc. ("Veracyte") which the undersigned may be entitled to vote at the 2025 Annual Meeting of Stockholders ("Annual Meeting") of Veracyte to be held, on June 17, 2025 at 10:00 AM Pacific Time, by visiting www.virtualshareholdermeeting.com/VCYT2025, and at any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions:

Unless a contrary direction is indicated, this Proxy will be voted FOR Proposal 1, the election of the seven nominees for director, FOR Proposal 2, the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2025, FOR Proposal 3, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, FOR Proposal 4, selecting "ONE YEAR" as the frequency with which we will hold an advisory vote to approve the compensation paid by us to our named executive officers, FOR Proposal 5, the approval of an amendment to our Veracyte, Inc. 2023 Equity Incentive Plan, and in accordance with the discretion of the proxies on any other matters as may properly come before the Annual Meeting or any postponements or adjournments thereof. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

Continued and to be signed on reverse side